                                                                    EXHIBIT 2.01



                              DATED 30 AUGUST 2004

                     THE PERSONS WHOSE NAMES AND ADDRESSES
                      ARE SET OUT IN PART A OF SCHEDULE 7

                                       and

                               NIGEL CHARLES DUTT

                                       and

                              MICHAEL CAREY HEDGER

                                       and

                                 MARK ROWLINSON

                                       and

                          VERITAS SOFTWARE CORPORATION

                                       and

                            KVAULT SOFTWARE LIMITED

                       ----------------------------------

                                    FORM OF
                            SHARE PURCHASE AGREEMENT

                       ----------------------------------

                               Slaughter and May
                                One Bunhill Row,
                                London, EC1Y 8YY
                                   JCXT/SEZD
                                  CD042310123

THIS AGREEMENT is made 30 August 2004

BETWEEN:

1. The persons whose names and addresses are set out in Part A of Schedule 7 (Ownership of the Securities) (collectively the "PRINCIPAL SELLERS" and individually a "PRINCIPAL SELLER")

2.    NIGEL CHARLES DUTT, Wokingham, Berkshire ("NIGEL DUTT");

3.    MICHAEL CAREY HEDGER, Newbury, Berkshire ("MICHAEL HEDGER");

4.    MARK ROWLINSON, Wilmcote, Stratford upon Avon ("MARK ROWLINSON");

5. VERITAS SOFTWARE CORPORATION, a company incorporated in Delaware whose principal place of business is at 350 Ellis Street, Mountain View, California 94043, Delaware (the "PURCHASER"); and

6. KVAULT SOFTWARE LIMITED, a company incorporated in England and Wales (registered number 03876482) whose principal place of business is at 155 Wharfedale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5RB (the "COMPANY").

WHEREAS:

(A) The Principal Sellers are persons holding Shares and/or Vested Options and/or Unvested Options in the Company. Their respective interests in the Company are detailed in Part A of Schedule 7 (Ownership of the Securities). Nigel Dutt holds Shares, Vested Options and Unvested Options in the Company. Michael Hedger holds Unvested Options and Vested Options in the Company and Mark Rowlinson holds Vested Options in the Company.

(B) The Purchaser has agreed to make an offer to purchase all of the Securities of the Sellers. The offer is made on the terms of and subject to the conditions of this agreement.

(C) The Sellers have each agreed to accept the Purchaser's Offer in respect of their Securities in the manner and for the consideration, and in each case upon the terms and subject to the conditions set out, in this agreement (the "TRANSACTION").

(D) As part of the Transaction, the Company, Nigel Dutt, Mark Rowlinson and Michael Hedger will endeavour to procure that the Minor Sellers will transfer their Shares and/or exercise their Vested Options and/or Accelerated Options in accordance with the Exercise Proposal and transfer any shares arising therefrom and/or roll-over their Unvested Options in accordance with the Unvested Options Proposal. The identity of the Minor Sellers and the Vested Options, Accelerated Options, Unvested Options and/or Shares they currently hold are set out in Part B of Schedule 7 (Ownership of the Securities).

(E) The Purchaser's Offer is such that the Sellers, upon acceptance of the Purchaser's Offer, shall be entitled to require the Minor Sellers to sell their Securities to the Purchaser in accordance with the Articles of Association.

WHEREBY IT IS AGREED as follows:

1.    INTERPRETATION

1.1   In this agreement and the Schedules to it:

      "2005/2006 MANAGEMENT      means those Unvested Options set out in section
      PERFORMANCE OPTIONS"       (v) of Part B of Schedule 7 (Ownership of the
                                 Securities);

      "ACCELERATED OPTION"       means an option to buy shares in the Company
                                 which has been granted pursuant to one of the Option Schemes to an Accelerated Optionholder and which has not vested in accordance with its terms on or prior to the date of this agreement but will vest as a result of Completion (and which does not form part of the Unvested
                                 Options Proposal);

      "ACCELERATED               means the persons set out in section (iv) of
      OPTIONHOLDERS"             Part B of Schedule 7 (Ownership of the
                                 Securities);

      "ACCOUNTS"                 means the audited financial statements of the
                                 Company and of each Subsidiary, and the audited consolidated financial statements of the
                                 Company, prepared in accordance with applicable legal requirements, for the accounting reference period ended on the Accounts Date each of which financial statements comprises a balance sheet, profit and loss account, notes to the financial statements, auditors' and directors' reports and (in the case of the financial statements of the Company and of the consolidated financial statements of the
                                 Company) a cash flow statement, a copy of which has for the purpose of identification only been signed by the Sellers' Solicitors and delivered to the Purchaser or the Purchaser's Solicitors;

      "ACCOUNTS DATE"            means 31 December 2003;

      "APPLICABLE RATE"          means the rate for conversion of Sterling to US
                                 Dollar of 1.796;

      "ARTICLES OF ASSOCIATION"  means the articles of association of the
                                 Company in the form attached to the Disclosure Letter;

      "ASSUMED OPTION VALUE"     means the product of the number of Outstanding
                                 Options multiplied by the Price per Ordinary
                                 Share;

      "BOOKS AND RECORDS"        includes, without limitation, all notices,
                                 correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

      "BUSINESS DAY"             means a day (other than a Saturday or a Sunday)
                                 on which banks are open for business (other than solely for trading and settlement in euro) in London and San Francisco;

      "BUSINESS INFORMATION"     means all information, know-how and records
                                 (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions, computer source codes and preparatory design materials, application program interfaces, configuration data and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all accounting and tax records, correspondence, orders and inquiries;

      "CLAIM"                    means a claim for breach of a Relevant
                                 Warranty;

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANIES ACTS"           means the Companies Act 1985, the Companies
                                 Consolidation (Consequential Provisions) Act
                                 1985, the Companies Act 1989 and Part V of the
                                 Criminal Justice Act 1993;

      "COMPANY TRANSACTION       means the aggregate amount of all liabilities
      LIABILITIES"               or obligations of the Company or any member of
                                 the Group that will become payable upon or are paid or payable by reference to completion of the sale and purchase of the Sale Shares
                                 (including, without limitation, bonuses payable to any director or employee of any member of the Group) but does not include any amounts deducted or withheld in accordance with clause
                                 2.16;

      "COMPLETION"               means completion of the sale and purchase of
                                 the Sale Shares under this agreement;

      "COMPLETION DATE"          means the date 10 Business Days after the date
                                 of issue of the Drag-Along Notice, provided that if the conditions set out in Schedule 1
                                 (Conditions to Completion) shall not have been satisfied, waived or deferred on or before the second Business Day prior to such date, "COMPLETION DATE" shall mean 2 Business Days after the day on which such conditions shall have been satisfied, waived or deferred or such other date as the parties may agree but, in any event, no later than

                                 30 days after the date of issue of the
                                 Drag-Along Notice;

      "CONFIDENTIAL BUSINESS     means Business Information which is
      INFORMATION"               confidential;

      "DANGEROUS SUBSTANCE"      has the meaning given in paragraph 25 of
                                 Schedule 3 (Warranties);

      "DEBT CERTIFICATE"         means the certificate in the form set out in
                                 Schedule 12 (Debt Certificate) signed by the
                                 Management Warrantors on behalf of the Sellers on the day prior to the Completion Date confirming the Debt Repayment Amount;

      "DEBT REPAYMENT AMOUNT"    means the sum of all amounts payable in full
                                 satisfaction of all Indebtedness of the Company as at the Completion Date;

      "DISCLOSURE LETTER"        means the letter dated of even date with this
                                 agreement written by the Management Warrantors to the Purchaser for the purposes of sub-clause
                                 7.2 (Warranties and covenants) and delivered to the Purchaser before the execution of this agreement;

      "DOMAIN NAME"              means the domain name enterprisevault.com;

      "DOMAIN NAME TRANSFER"     means any documentation required to be
                                 submitted to effect the transfer or surrender of the Domain Name to the Company, in the form prescribed by the relevant domain name registry;

      "DRAG-ALONG NOTICE"        means the drag-along notice in the form set out
                                 in Schedule 11 (Form of Drag-Along Notice) to be issued by the Sellers to the holders of the Drag-Along Shares in accordance with the Articles of Association;

      "DRAG-ALONG SHARES"        means the shares referred to in Section (i) of
                                 Part B of Schedule 7 (Ownership of the
                                 Securities) that are owned by the Minor
                                 Sellers;

      "EMI SCHEME"               means the kVault Software Limited Enterprise
                                 Management Incentive Scheme in the form
                                 attached to the Disclosure Letter;

      "ENTERPRISE VAULT"         has the meaning given in Part 1 of Schedule 22;

      "ENVIRONMENTAL LAWS"       has the meaning given in paragraph 25 of
                                 Schedule 3 (Warranties);

      "ENVIRONMENTAL MATTERS"    has the meaning given in paragraph 25 of
                                 Schedule 3

                                 (Warranties);

      "ENVIRONMENTAL PERMITS"    has the meaning given in paragraph 25 of
                                 Schedule 3 (Warranties);

      "ERISA"                    means the Employee Retirement Income Security
                                 Act of 1974.

      "ERISA AFFILIATE"          of any entity means any other entity that,
                                 together with such entity, would be treated as a single employer under Section 414 of the Code.

      "ESCROW AGENT"             means the escrow agent appointed by the parties
                                 in accordance with clause 5.1;

      "ESCROW AGREEMENT"         means the escrow agreement to be entered into
                                 between the parties referred to in clause
                                 5.1(A) (Escrow) in the form set out in Schedule
                                 13 (Form of Escrow Agreement);

      "ESCROW AMOUNT"            means an amount equal to 15 per cent, of the
                                 number of Sale Shares, Drag-Along Shares and
                                 Option Shares (to the extent such Options
                                 Shares are to be issued to the Sellers), in each case multiplied by the applicable Price per Share;

      "ESCROW ACCOUNT"           means the deposit account specified in the
                                 Escrow Agreement;

      "EXCLUSIVITY LETTER"       means the letter dated 16 July 2004 from the
                                 Purchaser to the Company relating to the exclusivity of dealings between the Purchaser and the Company;

      "EXERCISE PROPOSAL"        means the Purchaser's offer to the Vested
                                 Optionholders in respect of the exercise of the Vested Options and the Accelerated
                                 Optionholders in respect of the exercise of the Accelerated Options as more particularly described in the Options Proposals Letter;

      "EXERCISE VALUE"           means an amount equivalent to the aggregate of
                                 each exercise price of Vested Options
                                 multiplied by the number of Vested Options granted at that exercise price plus each exercise price of the Unvested Options multiplied by the number of Unvested Options granted at that exercise price plus each exercise price of the Accelerated Options multiplied by the number of Accelerated Options granted at that exercise price provided that no account shall be taken of the 2005/2006
                                 Management Performance Options;

      "GROUP"                    means the Company and all the Subsidiaries;

      "ICTA 1988"                means the Income and Corporation Taxes Act
                                 1988;

      "INDEBTEDNESS"             means the deferred consideration payments under
                                 the Sale of Business Agreement between Compaq
                                 Computer Corporation and the Company dated 3
                                 December 1999 payable by the Company as at the Completion Date;

      "INFORMATION TECHNOLOGY"   means computer hardware, software, networks,
                                 databases and/or other information technology;

      "INTELLECTUAL PROPERTY     means all rights in patents, trade marks and
      RIGHTS"                    service marks (including associated goodwill),
                                 designs, trade or business names, trade dress, copyrights, topography rights and databases
                                 (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

      "IPR CLAIM"                means any allegation, claim, assertion, action
                                 or suit by any person (other than the Purchaser or any member of its group) that any Proprietary Software (but excluding any modifications made after the Completion Date) or the manufacture, use or any other exploitation of any Proprietary Software or any other Intellectual Property Rights owned by the Company and/or any Group member as at or prior to the Completion Date infringe any such person's Intellectual Property Rights, or any matter which may give rise to any such allegation, claim, assertion, action or suit;

      "IPR CLAIM LIABILITY"      means any losses, liabilities, damages, claims,
                                 demands, settlements, third party costs and expenses of any kind whatsoever (including reasonable legal expenses) incurred by the Purchaser and/or any Group member arising from any IPR Claim which IPR Claim, to the extent that it arises after Completion, is notified by the Purchaser in writing to the Sellers'
                                 Representative (provided that one has been appointed and has not resigned or been removed and a replacement has not been appointed) on or prior to the first anniversary of the Completion Date;

      "LEASE"                    has the meaning given in paragraph 24.9 of
                                 Schedule 3 (Warranties);

      "MANAGEMENT ACCOUNTS"      means the management accounts of the Group for
                                 each complete month since the Accounts Date until 31 July 2004, a copy of which has for the purposes of identification only been signed by the Seller's Solicitors and delivered to the

                                 Purchaser or the Purchaser's Solicitors;

      "MANAGEMENT WARRANTORS"    means Nigel Dull, Michael Hedger and Mark
                                 Rowlinson;

      "MATERIAL ADVERSE EFFECT"  means any change, event, violation, inaccuracy, circumstance or effect (including if arising
                                 from a breach or breaches of Warranty but, for the avoidance of doubt, a breach of Warranty shall not of itself constitute a Material Adverse Effect) which occurs after the date of this agreement that is, or would reasonably be likely to be, materially adverse to the business, assets (including intangible assets), financial condition or result of operations or have a material and lasting effect on the prospects of the Group provided that such event is not caused by:

                                 (a) changes in interest rates, exchange rates or securities or commodity prices or in economic, financial, market or political conditions generally;

                                 (b) changes in conditions generally affecting the industry in which the Company operates;

                                 (c)   changes in laws, regulations or
                                       accounting practices;

                                 (d)   any prospective or actual change in
                                       control arising from this agreement;

                                 (e) the Purchaser unreasonably withholding or delaying its consent to any member of the Group doing any act, omission or transaction set out in Schedule 6 (Conduct of business before Completion) in circumstances where one or more of the Management Warrantors have given written notice to the Purchaser of the anticipated material adverse consequences of withholding such consent;

                                 (f)   any loss, disruption or diminution of
                                       existing or future customer, distributor or supplier relationships arising from the entering into of this agreement becoming known to any third party; or

                                 (g)   any matter disclosed in the Disclosure
                                       Letter.

      "MINOR SELLERS"            means the holders of the Shares and/or Vested
                                 Options and/or Accelerated Options and/or
                                 Unvested Options, other than the Sellers, identified in Part (B) of Schedule 7 (Ownership of the Securities);

      "NET WORKING CAPITAL"      means the aggregate of all cash (other than
                                 cash provided as collateral for obligations), cash equivalents, debtors outstanding (for less than 90 days) and prepayments (made 10 months or less in advance) less the aggregate of all trade and other creditors, borrowings and indebtedness in the nature of borrowings
                                 (including, without limitation, under any finance leases, hire purchase or conditional sale agreements but excluding the Indebtedness) calculated on a consolidated basis for the Group at the Completion Date provided that all accrued income and deferred revenue shall be excluded for the purpose of this definition;

      "NEW OPTIONS"              means any options to buy shares in the Company
                                 granted at the Purchaser's request pursuant to the Option Schemes after the date of this agreement but on or prior to the Completion
                                 Date, the terms of such options to take effect at Completion;

      "OPTIONS PROPOSALS LETTER" means the letter to holders of Vested Options,
                                 Accelerated Options and Unvested Options setting out details of the Exercise Proposal and Unvested Options Proposals in the form set out in Schedule 17 (Options Proposals Letter);

      "OPTION PROPOSAL"          means the Exercise Proposal and the Unvested
                                 Options Proposal, as the context requires;

      "OPTION SCHEMES"           means (a) the kVault Unapproved Establishment
                                 and Re-Pricing Share Option Scheme, (b) the kVault Software plc Discretionary Option Scheme
                                 2001, (c) the EMI Scheme and/or (d) the kVault
                                 Software Limited US Unapproved Share Option
                                 Scheme;

      "OPTION SHARES"            means any Ordinary Shares issued after the date
                                 of this agreement following exercise of a Vested Option or an Accelerated Option pursuant to the Exercise Proposal;

      "ORDINARY SHARES"          means the ordinary shares of 2.5p each in the
                                 capital of the Company;

      "OUTSTANDING OPTIONS"      means Vested Options and Accelerated Options in
                                 relation to which the holder has not accepted an Option Proposal on or before the date for acceptance specified in the relevant Option
                                 Proposal and Unvested Options (excluding for these purposes any New Options and the 2005/2006 Management Performance Options);

      "PENSION SCHEMES"          means any one or more of;

                                 (i)   the group personal pension arrangements
                                       with

                                       Scottish Widows and NPI;

                                 (ii)  the Kilo Software Directors Pension
                                       Scheme, governed by a trust deed dated 6
                                       February 2002 (as amended);

                                 (iii) the Kilo Software plc Death in Service
                                       Scheme established by a declaration of
                                       trust dated 25 January 2000; and

                                 (iv)  the Group Income Protection Plan with
                                       Friends Provident (Policy No. G16718);.

      "PREFERENCE SHARES"        means the issued A and B preference shares of
                                 2.5p each in the capital of the Company and Preference Shareholders shall be construed accordingly;

      "PRICE PER A PREFERENCE    means the amount of the Purchase Price
      SHARE"                     attributable to each A Preference Share as
                                 calculated in accordance with Schedule 8
                                 (Calculation of Purchase Price per Share) or the equivalent amount in Sterling calculated at the Applicable Rate;

      "PRICE PER B PREFERENCE    means the amount of the Purchase Price
      SHARE"                     attributable to each B Preference Share as
                                 calculated in accordance with Schedule 8
                                 (Calculation of Purchase Price per Share) or the equivalent amount in Sterling calculated at the Applicable Rate;

      "PRICE PER ORDINARY        means the amount of the Purchase Price
      SHARE"                     attributable to each Ordinary Share as
                                 calculated in accordance with Schedule 8
                                 (Calculation of Purchase Price per Share) or the equivalent amount in Sterling calculated at the Applicable Rate;

      "PRICE PER SHARE"          means the Price per Ordinary Share, the Price
                                 per A Preference Share or the Price per B
                                 Preference Share, as the context requires;

      "PROCEEDINGS"              means any proceeding, suit or action arising
                                 out of or in connection with this agreement;

      "PROPERTY" OR              means freehold, leasehold or other immovable
      "PROPERTIES"               property in any part of the world;

      "PROPERTY OWNER"           means, in relation to any Relevant Property,
                                 the person referred to as owner in Schedule 10
                                 (Property);

      "PROPRIETARY SOFTWARE"     means any computer software in which any member
                                 of the Group owns any Intellectual Property
                                 Rights as set out in

                                 Schedule 17 (Proprietary Software);

      "PURCHASE PRICE"           means the purchase price for the Sale Shares,
                                 the Drag-Along Shares and the Option Shares as set out in Clause 4 (Consideration);

      "PURCHASER'S GROUP"        means the Purchaser, its subsidiaries and
                                 subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time and which term shall include, after Completion, the Company and the Subsidiaries;

      "PURCHASER'S OFFER"        means the offer by the Purchaser to purchase
                                 Securities as referred to in Recital (B) to this agreement;

      "PURCHASER'S SOLICITORS"   means Slaughter and May;

      "RELEVANT PROPERTY"        means the Property or Properties referred to in
                                 Schedule 10 (Property);

      "RELEVANT WARRANTIES"      means all of the Warranties except for the
                                 Title and Capacity Warranties and the
                                 Warranties set out in paragraph 5 and
                                 sub-paragraph 24.10 of Schedule 3 (Warranties);

      "SALE SHARES"              means the shares referred to in Section (i) of
                                 Part A of Schedule 7 (Ownership of the
                                 Securities) that are to be transferred by the Sellers to the Purchaser pursuant to this agreement;

      "SECURITIES"               has the meaning given in the Articles of
                                 Association;

      "SELLERS"                  means the Principal Sellers, Nigel Dutt,
                                 Michael Hedger and Mark Rowlinson;

      "SELLERS' AGENT"           means Deutsche Bank AG or such other person as
                                 appointed pursuant to this agreement from time to time;

      "SELLERS' REPRESENTATIVE"  means Hugh McCartney or such other person as appointed pursuant to this agreement from time to time;

      "SELLERS' SOLICITORS"      means Weil, Gotshal & Manges;

      "SERVICE DOCUMENT"         has the meaning given in sub-clause 30.5
                                 (Agent for service);

      "SETTLED CLAIM"            has the meaning set out in clause 8
                                 (Purchaser's remedies and Warrantors'
                                 limitations on liability);

      "SHARES" means the Sale Shares, the Drag-Along Shares and, if the context requires, the Option Shares;

      "SHARE PURCHASE            has the meaning given in sub-clause 21.1
      DOCUMENTS"                 (Entire agreement);

      "SUBSIDIARY"               means at any relevant time any then subsidiary
                                 or subsidiary undertaking of the Company, basic information concerning each current subsidiary and subsidiary undertaking of the Company being set out in Schedule 15 (Basic information about the Subsidiaries);

      "TAX" OR "TAX" OR          includes all forms of taxation and statutory,
      "TAXATION"                 governmental, supra-governmental, state,
                                 principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere and whenever imposed, and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort;

      "TAX COVENANT"             means the tax covenant referred to in Schedule
                                 5 (Tax Covenant);

      "TAX WARRANTIES"           means the Warranties set out in paragraphs 27
                                 to 40 of Schedule 3 (Warranties);

      "TCGA 1992"                means the Taxation of Chargeable Gains Act
                                 1992;

      "TITLE AND CAPACITY        means the Warranties set out in paragraphs 1
      WARRANTY"                  and 2 of Schedule 3 (Warranties);

      "TRANSACTION EXPENSES"     means US$1,680,000 (one million six hundred and
                                 eighty thousand), which represents an estimate to be adjusted and confirmed by reference to invoices at Completion;

      "UNVESTED OPTION"          means an option to buy shares in the Company
                                 which has been granted pursuant to one of the Option Schemes and which has not vested in accordance with its terms on or prior to the date of the Agreement which will include the New Options (but which does not include the Accelerated Options);

      "UNVESTED OPTIONS          means the proposal to holders of Unvested
      PROPOSAL"                  Options set out in the Options Proposals
                                 Letter;

      "US EMPLOYEE PLAN"         means any "employee benefit plan", as defined
                                 in Section 3(3) of ERISA and each other plan, contract, commitment or arrangement (written or oral) providing for bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance
                                 (including any self-insured
                                 arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits
                                 (including compensation, pension health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or its Subsidiaries and covers any employee or former employee of the Company or its Subsidiaries in the United States, or with respect to which the Company or its Subsidiaries could reasonably be expected to have any material liability with respect to employees in the United States.

      "VAT" means the value added tax charged by the provisions of VATA 1994 and all legislation (whether primary or secondary) which is supplemental to it and any tax similar to that tax imposed in addition or substitution to it;

      "VATA 1994"                means the Value Added Tax Act 1994;

      "VAT GROUP"                has the meaning given in paragraph 31 of
                                 Schedule 3 (Warranties);

      "VESTED OPTION"            means an option to buy shares in the Company
                                 which has been granted pursuant to any of the Option Schemes and has vested in accordance with its terms on or prior to the date of the agreement;

      "VESTED OPTIONHOLDER"      means any person holding one or more Vested
                                 Options as detailed in Section (ii) of Part A and Section (ii) of Part B of Schedule 7
                                 (Ownership of the Securities);

      "WARRANTIES"               means the warranties set out in Schedule 3
                                 (Warranties) given by the Sellers and the Warrantors, as applicable, and "WARRANTY" shall be construed accordingly;

      "WARRANTORS"               means the Sellers or the Management Warrantors,
                                 whichever the context requires; and

      "WORKING HOURS"            means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2   In this agreement, unless otherwise specified:

      (A) references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this agreement;

      (B) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

      (C) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

      (D) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

      (E) references to "INDEMNIFY" and "INDEMNIFYING" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

      (F) the expressions "ACCOUNTING REFERENCE DATE", "ACCOUNTING REFERENCE PERIOD", "ALLOTMENT", "BODY CORPORATE", "CURRENT ASSETS", "DEBENTURES", "HOLDING COMPANY", "PAID UP", "PROFIT AND LOSS ACCOUNT", "SUBSIDIARY", "SUBSIDIARY UNDERTAKING" and "WHOLLY-OWNED SUBSIDIARY" shall have the meaning given in the Companies Acts;

      (G) a person shall be deemed to be connected with another if that person is connected with that other within the meaning of section 839
            ICTA 1988;

      (H) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

      (I)   references to times of the day are to London time;

      (J) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this agreement;

      (K) the Schedules and any attachments (but not the Tax Covenant) form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include Schedules;

      (L) "so far as each of the Management Warrantors is aware" shall mean the awareness and knowledge of Nigel Dutt, Michael Hedger and Mark Rowlinson (or any of them) and any awareness or knowledge that such persons would have had if they had made reasonable enquiry as to the awareness and knowledge of Hugh McCartney, Eileen Christie, Mary Kay Roberto, Peter Parker, Andrew Barnes, Keith Munt, Derek Allan, Ed Holcomb and Daniel Spencer;

      (M) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include most nearly approximates in that jurisdiction to the English legal term;

      (N)   (i)   the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

            (ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.    THE PURCHASER'S OFFER AND DRAG-ALONG

2.1 To the extent that it applies to them, each of the Sellers accepts the Purchaser's Offer and, at Completion, each of the Sellers who holds Sale Shares shall sell and the Purchaser shall purchase those Sale Shares set opposite its name in Part A; section (i) of Schedule 7 (Ownership of the Securities) with all rights attached or accruing to them at the date of this agreement.

2.2 Each of the Sellers represents to the Purchaser that he has the right to transfer legal and beneficial title to the Sale Shares to be sold by him.

2.3 Each Seller represents to the Purchaser that the Sale Shares to be sold by him pursuant to the Purchaser's Offer shall be free from all charges and encumbrances and from all other rights exercisable by or claims by third parties.

2.4 Each of the Sellers who holds Sale Shares waives all rights of pre-emption over or co-sale in respect of any of the Sale Shares and any other right arising as a result of the proposed transfer of any of the Sale Shares conferred upon him by the Articles of Association or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over or co-sale in respect of any of the Sale Shares and any other such rights are waived.

2.5 For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the transfer of the Sale Shares for the purposes of this clause.

2.6 Immediately following the date of this agreement the Purchaser agrees to make and undertake all acts necessary to comply with the Exercise Proposal and the Unvested Options Proposal.

2.7 The Sellers who are Vested Optionholders agree to accept the Exercise Proposal and shall promptly take all necessary actions to satisfy the requirements of the Exercise Proposal in respect of their Vested Options and Option Shares (including the execution of powers of attorney).

2.8 The Sellers who hold Unvested Options agree to accept the Unvested Options Proposal and shall promptly take all necessary actions to satisfy the requirements of the Unvested Options Proposal in respect of their Unvested Options (including the execution of powers of attorney referred to in the Options Proposals Letter).

2.9 Following signature of this agreement by the parties the Sellers and, in relation to sub-clauses (A)(i) to (A)(iii) below, the Company will:

      (A)   to the extent that the Minor Sellers hold Drag-Along Shares:

            (i) on the date of announcement of the Transaction by the Purchaser, issue the Drag-Along Notice to the Minor Sellers which shall notify them of the Purchaser's Offer and the Sellers acceptance of it and require the Minor Sellers to sell their Drag-Along Shares;

            (ii) use their reasonable endeavours to procure properly executed powers of attorney from each of the Minor Sellers in the form set out in the Drag-Along Notice;

            (iii) if, following expiry of 5 Business Days after the date of issue of the Drag-Along Notice, a Minor Seller has failed to provide a properly executed power of attorney as specified in clause 2.9(A)(ii) procure that any two of the directors of the Company are authorised to execute such a power of attorney on behalf of such Minor Seller in respect of his Drag-Along Shares and that two directors execute such a power of attorney; and

            (iv) instruct the Sellers' Agent to act as escrow agent for the purposes of article 14.6.4(c) of the Articles of Association and the Sellers' Solicitors to act as escrow agent for the purposes of article 14.3 of the Articles of Association;

            (v) instruct and procure compliance by the Sellers' Agent in respect of those matters specified in the Drag-Along Notice to be carried out by such agent;

      (B) to the extent that the Minor Sellers are Vested Optionholders or Accelerated Optionholders:

            (i)   notify them of the Exercise Proposal; and

            (ii) use their reasonable endeavours to procure that they accept the Exercise Proposal and properly execute and return a form of election in the form set out in the Exercise Proposal;

      (C)   to the extent that the Minor Sellers hold Unvested Options:

            (i)   notify them of the Unvested Options Proposal; and

            (ii) use their reasonable endeavours to procure that they accept the Unvested Options Proposal and properly execute and return a form of election in the form set out in the Unvested Options Proposal.

2.10 The Sellers will procure the grant by the Company to employees of the Group of such number of New Options and in such amounts as the Purchaser may require in writing to the Sellers' Representative within 5 Business Days of the date of this agreement, such New Options to be subject to the Unvested Options Proposal and in respect of a maximum of 10,000,000 Ordinary Shares.

2.11 The Purchaser hereby offers to purchase, on the terms of and subject to the conditions of this agreement, at Completion, the Drag-Along Shares and, subject to issue after Completion, the Option Shares.

2.12 In accordance with the Articles of Association, the Preference Shareholders hereby consent to the Company taking any action, or permitting any action to be taken, to affect the transfer of the Shares pursuant to this agreement.

2.13 The Sellers shall procure that the Company shall not allot or issue any Ordinary Shares upon the exercise of Vested Options or Accelerated Options in the period from the date of signature of this agreement to the date of issue of the Drag-Along Notice.

2.14 The Company shall not allot or issue any Ordinary Shares upon the exercise of Vested Options or Accelerated Options in the period of 30 days from the date of issue of the Drag-Along Notice or until the day following the Completion Date, if earlier, and shall notify the Purchaser of the number of, and holders of, any Ordinary Shares that fall to be issued as a result of acceptance of the Exercise Proposal promptly following the closing date for acceptance of the Exercise Proposal and in any case not less than one Business Day prior to the anticipated date of Completion.

2.15 To the extent relevant, the Preference Shareholders waive the requirement of article 14.1.3 of the Articles of Association that the consideration per Ordinary Share (on an as-converted basis) offered pursuant to the Offer be equal to or greater than the B Preference Share Conversion Price (as defined in the Articles of Association) multiplied by two.

2.16 The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any person (pursuant to this agreement, the Drag-Along Notice, the Exercise Proposal or otherwise) an amount equal to such amounts as it or the Company may be required to pay to any tax authority with respect to the making of such payment under any provision of Tax law. If the Purchaser so withholds amounts and duly accounts, or procures that the Company duly accounts, for such amounts to the appropriate Tax authority, such amounts shall be treated for all purposes as having been paid to the person in respect of which the Purchaser made such deduction and withholding.

3.    CONDITIONS

3.1 The obligations of the Purchaser are in all respects conditional upon those matters listed in Schedule 1 (Conditions to Completion).

3.2 The Sellers will each use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed at paragraphs 1 - 9 and 11 -14 of
      Schedule 1 (Conditions to Completion) and will notify the Purchaser immediately upon the satisfaction of such conditions.

3.3 The Purchaser will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed at paragraphs 11 and 12 of Schedule 1 (Conditions to Completion) and will notify the Sellers immediately upon satisfaction of such conditions.

3.4 The Purchaser may waive in whole or in part all or any of the conditions or extend the period in which the conditions are to be satisfied.

3.5 Each of the Sellers and the Purchaser undertake to disclose in writing to the other anything which will or is reasonably likely to prevent the conditions from being satisfied on the date initially set for Completion immediately it comes to the notice of any of them.

3.6   If:

      (A) any fact which would prevent the conditions (other than the conditions at paragraph 10 or, as a result of the Purchaser's breach of clause 3.3, paragraphs 11 or 12 of Schedule 1 (Conditions to Completion)) from being satisfied on the date initially set for Completion (whether it does so because of any disclosure made under sub-clause 3.5 or not) comes to the knowledge of the Purchaser; or

      (B) the conditions (other than the conditions at paragraph 10 or, as a result of the Purchaser's breach of clause 3.3, paragraphs 11 or 12 of Schedule 1 (Conditions) are not fulfilled (notwithstanding the required reasonable endeavours in sub-clauses 3.2 and 3.3) or waived by the Purchaser on or before the date which is 30 days after the date of signature of this agreement.

      the Purchaser may terminate this agreement by notice in writing to the Sellers' Representative.

3.7 If the agreement is terminated in accordance with sub-clause 3.6, all obligations of the parties under this agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

3.8 The Sellers and the Company agree to comply with the terms set out in the Exclusivity Letter during the period from the date of signing this agreement to the earlier of the Completion Date or the date of termination of this agreement pursuant to 3.6, as if the exclusive period defined in the Exclusivity Letter commenced on the date of signing this agreement and ended on the Completion Date or such earlier date of termination.

3.9 The Company agrees, and the Sellers agree to procure the Company, to co-operate and use reasonable endeavours to assign to the Purchaser the service agreement between TriNet Group, Inc and the Company dated on or about 1 October 2000 (as amended) and related agreements.

3.10 The Purchaser shall provide a notification to the German Federal Cartel Office immediately following signature of this agreement and shall use its best endeavours to procure the notification from the German Federal Cartel Office referred to in paragraph 10 of Schedule 1 (Conditions to Completion) on or before the date 30 days after the date of issue of the Drag-Along Notice and shall update the Sellers' Representative as to the progress of such notification on a regular basis.

4.    CONSIDERATION

4.1 The Purchase Price for the Sale Shares, the Drag-Along Shares and the Option Shares (whether payable pursuant to this agreement, the Drag-Along Notice, the Exercise Proposal or otherwise) shall be an amount in US Dollars equal to:

      (A)   US$225,000,000; less

      (B)   the Assumed Option Value as at the Completion Date; less

      (C)   the Transaction Expenses; less

      (D) the amount of US$605,515 in respect of the Company Transaction Liabilities; less

      (E)   the Debt Repayment Amount set out in the Debt Certificate; plus

      (F)   the Exercise Value as at the Completion Date.

      For the purposes of this clause, any amounts expressed in Sterling shall be converted to US Dollars at the Applicable Rate.

4.2 The consideration for each Sale Share, Drag-Along Share and Option Share is the relevant Price per Share and shall be paid to each Seller and/or Minor Seller in respect of the Ordinary Shares and Preference Shares listed opposite their names in Part A and Part B of Schedule 7 (Ownership of the Securities) (subject, in the case of Option Shares, to compliance by the relevant Seller and/or Minor Seller (as relevant) with the obligations set out in clause 2.9(B) and return of a properly executed form of election as required by the Exercise Proposal).

4.3 The Purchase Price shall be calculated as at the close of business on the Business Day prior to the Completion Date.

4.4 Each Preference Shareholder acknowledges that payment of the relevant Price per Share by the Purchaser in accordance with paragraph 9 of
      Schedule 2 (Completion Arrangements) is in full and final settlement of any entitlement such Preference Shareholder may have pursuant to article
      5.2 of the Articles of Association.

5.    ESCROW

5.1   At Completion:

      (A) all of the Sellers (or their attorneys) together with the attorneys of those Minor Sellers who hold Drag-Along Shares shall sign the Escrow Agreement and deliver it to the Escrow Agent;

      (B) the Purchaser shall pay the Purchase Price less the Escrow Amount to the Sellers' Agent; and

      (C) the Purchaser shall pay the remainder of the Purchase Price to the Escrow Agent for deposit into the Escrow Account.

5.2 In respect of clause 5.1(B) the Sellers and the Company will procure that the Sellers' Agent holds the part of the Purchase Price attributable to the Minor Sellers on trust and on behalf of such Minor Sellers and pay to such Minor Sellers the Price per Ordinary Share in respect of each Drag-Along Share within five Business Days following Completion and in relation to any Option Shares pay such amount as is due to them in accordance with the Exercise Proposal.

5.3 In respect of clause 5.1(C), each of the Sellers shall procure that, as set out in the Drag-Along Notice, the Minor Sellers who hold Draft-Along Shares shall agree to the withholding by the Purchaser of an amount equivalent to such part of the Escrow Amount as is attributable to the Drag-Along Shares and to the payment by the Purchaser of the amount so withheld into the Escrow Account so as to form part of the Escrow Amount.

5.4 Subject to the interests of the Purchaser therein and the restrictions set out in this agreement and the Escrow Agreement, the Sellers and the Minor Sellers (to the extent they hold Drag-Along Shares) shall be treated as the owner of the Escrow Amount. Any interest or other income earned thereon shall be owned by the Sellers and Minor Sellers (to the extent they hold Drag-Along Shares) and shall be released from the Escrow Account pursuant to the terms of the Escrow Agreement.

5.5 The Escrow Agent shall hold the Escrow Amount and all interest and other amounts earned thereon in escrow subject to the terms and conditions of the Escrow Agreement, and the distribution of any funds from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

5.6 Following payment to the Sellers' Agent in accordance with clause 5.1(B), the Purchaser shall not be concerned with the distribution of such amounts between the Sellers and the Minor Sellers and such payment shall be a complete and valid discharge in respect of the amount so paid.

6.    COMPLETION

6.1 Completion shall take place at 2 p.m. on the Completion Date at the offices of the Purchaser's Solicitors at One Bunhill Row, London EC1Y 8YY.

6.2 On or before the Completion Date, the Sellers shall do those things listed in Schedule 2 (Completion arrangements).

6.3 The Purchaser shall not be obliged to complete this agreement unless each Seller complies fully with the requirements of Schedule 2 (Completion arrangements) so far as they relate to the Seller in question.

6.4 The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares or the Drag-Along Shares unless the sale and purchase of all the Sale Shares and the Drag-Along Shares is completed simultaneously. This sub-clause shall not limit any other clause of this agreement and in particular clause 18 (Remedies and waivers).

6.5 If the obligations of the Sellers under sub-clause 6.2 and Schedule 2 (Completion arrangements) are not complied with in a material manner on or prior to the Completion Date the Purchaser may:

      (A) defer Completion (so that the provisions of this clause 6 shall apply to Completion as so deferred); or

      (B) proceed to Completion as far as practicable (without limiting its rights under this agreement); or

      (C) terminate this agreement by notice in writing to the Sellers' Representative.

6.6 If the agreement is terminated in accordance with sub-clause 6.5 in circumstances where any Seller has breached its obligations under sub-clause 6.2, all obligations of the parties under this agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of parties which have accrued before termination shall continue to exist.

6.7 Payment by telegraphic transfer for the consideration per Sale Share and Drag-Along Share stated in clause 4.2 (Consideration) in accordance with paragraphs 9 and 10 of Schedule 2 (Completion arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under clause 2 (Purchaser's Offer and Drag-Along) and the Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Sellers or the Minor Sellers in accordance with their respective entitlements.

7.    WARRANTIES AND COVENANTS

7.1 Subject to the limitations and exclusions set out in clause 8 (Purchaser's remedies and Warrantors' limitations on liability) and Schedule 4 (Exclusions and limitations on liability):

      (A) in respect of the Title and Capacity Warranties, each of the Sellers warrants to the Purchaser; and

      (B) in respect of the Warranties other than the Title and Capacity Warranties, each of the Management Warrantors warrants to the Purchaser, that the relevant Warranties given are accurate in all respects at the date of this agreement and that the Warranties will continue to be accurate in all material respects (and for these purposes any qualification of a Warranty by reference to materiality shall be disregarded) up to and including Completion as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Warranties, whether express or implied, to the date of this agreement is substituted by a reference to the Completion Date.

7.2 The Warranties are qualified by matters fairly disclosed in the Disclosure Letter in the absence of any fraud or dishonesty on the part of any of the Warrantors or their agents or advisers.

7.3 The Warrantors accept that the Purchaser is entering into this agreement in reliance upon the terms of the Warranties made by the Warrantors.

7.4   The Purchaser acknowledges that:

      (A) the Warranties are the only warranties of any kind given by or on behalf of the Warrantors on which the Purchaser may rely on entering this agreement; and

      (B) it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings or any other statement whatsoever other than expressly set out in this agreement or the Tax Covenant.

7.5 Both before or at the time of Completion the Management Warrantors undertake to disclose in writing to the Purchaser anything which is a breach of any of the Warranties immediately it comes to the notice of any of them save for any matter which as at the date of this agreement has been notified by the Purchaser to the Management Warrantors.

7.6 The Warrantors undertake (if any claim is made against any of them in connection with the sale of the Sale Shares to the Purchaser) not to make any claim against any member of the Group or any director, employee or adviser of any member of the Group on whom any of them may have relied before agreeing to any terms of this agreement or of the Tax Covenant or authorising any statement in the Disclosure Letter, but so that this shall not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which he may be entitled.

7.7 Subject to clause 8.13, each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this agreement.

7.8 If any deductions or withholdings are required by law to be made from any of the sums payable in respect of any breach of any of the Warranties by the Warrantors, the Warrantors shall be obliged to pay to the Purchaser such sum (to be satisfied exclusively from the Escrow Account) as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.9   The only Warranties which shall apply in relation to:

      (A) property matters shall be those set out in paragraphs 13, 24 and 30 of Schedule 3 (Warranties);

      (B)   environmental matters shall be those set out in paragraph 25 of
            Schedule 3 (Warranties);

      (C) Intellectual Property Rights and Information Technology matters shall be those set out in paragraphs 4, 7, 8, 9,11,13,18.2 - 18.6, 22, 23, 26.16(B) and 26.17 of Schedule 3 (Warranties);

      (D) employment matters shall be those set out in paragraphs 7, 8, 9,11.1(F), 13, 18.2-18.4, 18.6,19, 22,23,26,29 and 41 of Schedule 3
            (Warranties): and

      (E)   tax matters shall be the Tax Warranties.

7.10 The Sellers shall use reasonable endeavours to obtain counterparts of the Domain Name Transfer duly executed by the registrant of the Domain Name on or before Completion.

8.    PURCHASER'S REMEDIES AND WARRANTORS' LIMITATIONS ON LIABILITY

8.1 No liability shall attach to the Warrantors in respect of claims under the Warranties if and to the extent that the exclusions and limitations set out in Schedule 4 (Exclusions and limitations on liability) apply, in the absence of any fraud or dishonesty on the part of any of the Warrantors or their agents or advisers.

8.2 The total aggregate liability in respect of the Warranties (other than the Title and Capacity Warranties) the Tax Covenant and clauses 8.8 to 8.12, including all legal and other costs and expenses, shall not in any event exceed the amount in the Escrow Account (excluding any accrued interest) from time to time.

8.3   (A)   If, between the time of this agreement and Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made under clause 7 (Warranties and covenants) or not) that there has been a breach of the Warranties, clause 10 (Conduct of business before Completion) or Schedule 6 (Conduct of business before Completion), the Purchaser may terminate this agreement provided such breach constitutes a Material Adverse Effect but otherwise shall not be entitled to terminate this agreement.

      (B) If the agreement is terminated in accordance with sub-clause 8.3(A) all obligations of the Purchaser under this agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

      (C) For the avoidance of doubt but without limiting clause 18 (Remedies and waivers), the Purchaser's right to terminate this agreement in accordance with sub-clause 8.3(A) is not exclusive of any rights, powers and remedies provided by law.

8.4 If a right to terminate this agreement under clause 8.3(A) arises which the Purchaser does not exercise prior to Completion or if, following Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 7 (Warranties and covenants) or not) that there has been any breach of the Warranties, clause 10 (Conduct of business before Completion) or Schedule 6 (Conduct of business prior to Completion), the Purchaser shall not be entitled to terminate this agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this agreement.

8.5 If the Sellers default in the payment when due of any sum payable under this agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the Sellers shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of four per cent, above the base rate from time to time of National Westminster Bank PLC. Such interest shall accrue from day to day and shall be compounded annually.

8.6 The parties acknowledge that any claim pursuant to this clause 8 (Purchaser's remedies and Warrantors' limitations on liability) that is:

      (A) notified in writing by the Purchaser to the Escrow Agent and no objection to such claim is delivered by the Sellers' Representative to the Escrow Agent within 15 Business Days after delivery of such notice, both in accordance with the Escrow Agreement;

      (B)   agreed between the Sellers' Representative and the Purchaser; or

      (C)   proven in a court of competent jurisdiction,

      (A "SETTLED CLAIM"),

      shall be satisfied out of the Escrow Account in accordance with the Escrow Agreement.

8.7 The Sellers other than the Management Warrantors acknowledge that, notwithstanding that they are not individually providing the Purchaser with warranties in terms of the Warranties other than the Title and Capacity Warranties, and that they are not parties to the Tax Covenant, the amount of the Purchase Price payable to them is subject to reduction pursuant to the operation of the Escrow Agreement by reference to the amount of any claim in respect of such Warranties or under the Tax Covenant that is a Settled Claim or any amount payable under clauses 8.8 to 8.12.

8.8 The Sellers agree that if the Purchaser can demonstrate that the actual Debt Repayment Amount at the close of business on the Completion Date is greater than the Debt Repayment Amount set out in the Debt Certificate, then the Purchaser shall be entitled within the 30 days following Completion to withdraw from the Escrow Account an amount equal to the difference in those amounts in accordance with the Escrow Agreement. No rights of withdrawal will apply after the aforementioned thirty day period has elapsed.

8.9 The Sellers agree that if the actual amount of the Company Transaction Liabilities exceeds the amount deducted from the Purchase Price in respect thereof in clause 4.1(D) (Consideration), then the Purchaser shall be entitled to withdraw from the Escrow Account an amount equal to the difference in those amounts in accordance with the Escrow Agreement.

8.10 The Sellers agree that if the Options Proposals extend to a number of Vested Options, Accelerated Options or Unvested Options (excluding the New Options) greater in the aggregate than the numbers set out in Schedule 7 (Ownership of the Securities) the Purchaser shall be entitled to withdraw from the Escrow Account an amount equal to:

      (A) any costs arising to the Company or any member of the Purchaser's Group by reason of the Exercise Proposal being applicable to a greater number of Vested Options, Accelerated Options or Unvested Options than the number specified in Schedule 7 (Ownership of the Securities); plus

      (B) any difference in what the Purchase Price would have been if calculated using the actual number of Vested Options, Accelerated Options or Unvested Options instead of the number specified in
            Schedule 7 (Ownership of the Securites).

8.11 The Sellers agree that the Purchaser shall be entitled to withdraw from the Escrow Account an amount equal to any sum due and payable by the Company or any of the Subsidiaries under the Altavista OEM Distribution Agreement dated 29 January 2001 (as amended) in respect of under paid royalties at the Completion Date.

8.12

      (A) Subject to the following sub-clauses of this clause and clause 8.14, the Purchaser shall be entitled to withdraw from the Escrow Account an amount equal to 50 per cent, of any IPR Claim Liabilities.

      (B) The Sellers shall procure that the Sellers' Representative shall provide the Escrow Agent with confirmations and/or instructions as requested by the Escrow Agent and/or the Purchaser from time to time in respect of any withdrawals requested by the Purchaser which are permitted in accordance with this clause 8.12.

      (C) The Purchaser undertakes that it shall not withdraw any sums from the Escrow Account pursuant to sub-clause (A) unless prior to any such withdrawal it has incurred an obligation in respect of the IPR Claim Liabilities of an amount equal to twice the sum which it proposes to withdraw from the Escrow Account, and the Purchaser shall upon request from time to time by the Sellers' Representative promptly provide reasonable evidence that it has incurred any such sums.

      (D) Following the first anniversary of the Completion Date and at and following such time as a determination by the Expert in accordance with clause 8.14 is received by the Purchaser and the Sellers' Representative (but not otherwise), the Purchaser shall, subject to sub-clause (C), be entitled to withdraw from the Escrow Account an amount representing 50 per cent, of the aggregate IPR Claim Liabilities it has incurred since the period from the first anniversary of the Completion Date, and thereafter 50 per cent, of any further IPR Claim Liabilities which are incurred by the Purchaser.

      (E) To the extent that by reason of sums recovered by the Purchaser and/or any member of its Group from the person bringing the IPR Claim which are directly referable to that IPR Claim the amount actually contributed towards the IPR Claim Liabilities from the Escrow Account as a result of withdrawals by the Purchaser under this clause 8.12 exceeds 50 per cent of such IPR Claim Liabilities, the Purchaser shall procure that a payment is made promptly to the Seller's Agent on behalf of the Sellers and the Minor Sellers so that the aggregate amount contributed from the Escrow Amount does not exceed 50 per cent, of such IPR Claim Liabilities from time to time.

      (F) For the avoidance of doubt neither clause 9 nor Schedule 4 shall apply to this clause 8.12.

8.13 Notwithstanding any other provision of this agreement and the Schedules to it, the Purchaser agrees that:

      (A) it shall not be entitled to bring any claim for a breach of the Warranties or any of them to the extent that any such claim constitutes an IPR Claim; and

      (B) the Sellers' sole liability and the Purchaser's sole remedy in respect of any IPR Claim shall be restricted to claims made pursuant to Clause 8.12 and not otherwise (save in the case of fraud on the part of any Seller) provided that the Purchaser shall remain entitled to terminate this agreement prior to Completion occurring if any IPR Claim should amount to a Material Adverse Effect.

8.14

      (A) As soon as practicable following the notification by the Purchaser of an IPR Claim, the Purchaser and the Sellers' Representative shall meet (together with their respective counsel) with the intention of:

            (i) agreeing upon procedures to establish an appropriate proportion of the sum then held in the Escrow Account that should, in accordance with the principles set out in this clause, be retained in the Escrow Account following the first anniversary of the Completion Date if the IPR Claim should not by that time have given rise to a Settled Claim (the "RETAINED AMOUNT");

            (ii) subject to sub-clause (F), sharing information concerning the IPR Claim;

            (iii) agreeing upon a law firm with expertise in the areas of law in the jurisdiction relevant to the IPR Claim (an "EXPERT") who shall, in the absence of agreement between the Purchaser and the Sellers' Representative of the Retained Amount, be instructed to advise the relevant members of the Purchaser's Group and the Sellers' Representative jointly on the amount of the Retained Amount.

      (B)   To the extent that at the first anniversary of the Completion Date:

            (i) any IPR Claims have arisen that have not become Settled Claims; and

            (ii) the Purchaser and the Sellers' Representative have not agreed the Retained Amount in respect of such IPR Claims,

            then, notwithstanding any other term of this agreement or the Escrow Agreement, no amount shall be released from the Escrow Account to either the Purchaser or the Sellers, the Purchaser shall cease to be entitled to withdraw sums from the Escrow Account in accordance with clause 8.12 pending determination of the applicable Retained Amount under this clause (after which point such right of withdrawal shall be as stated in clause 8.12(D)) and the Sellers' Representative shall be entitled to require that an Expert is instructed.

      (C) The Expert shall be selected by the Purchaser, following consultation with the Sellers' Representative, within 10 Business Days of a request from the Sellers' Representative made on or after the first anniversary of the Completion Date.

      (D) The terms of reference of the Expert shall be such as are agreed between the Purchaser and the Sellers' Representative (acting in good faith) but shall include that:

            (i) the Expert should analyse the information available to the Purchaser relating to each IPR Claim for which a Retained Amount has not been agreed and seek the views of the Purchaser and the Sellers' Representative (and their respective counsel) on the merits of such IPR Claims;

            (ii) the Expert, in light of the information available to him, shall propose an amount that he believes should be reserved from the Escrow Account on a reasonably prudent basis to meet the IPR Claim Liabilities;

            (iii) the Expert shall act as an expert and not as an arbitrator and his opinion of the quantum of the Retained Amount shall be final and binding on the parties;

            (iv) he shall be requested to provide his opinion as soon as practicable following the date of his instruction and in any event by no later than 90 Business Days following the date of his instruction.

      (E) Subject to sub-clause (F) below, the Purchaser shall procure that the Expert is provided promptly with all such information as he reasonably requests in relation to the IPR Claims which is available to the Purchaser or members of its Group and that the legal advisers to the relevant members of the Group co-operate with the Expert with respect to informing him of the status of and developments in respect of the IPR Claims.

      (F) The procedures described in sub-clause (A)(i) to (iii) and the instructions to and terms of reference of the Expert set out in or established pursuant to this clause 8.14 shall not require the Purchaser or any member of its Group to disclose information to any person in circumstances where the privileged nature of such information may reasonably be concluded, on the basis of written legal advice obtained by the Purchaser from its external legal advisers, to be jeopardised. Where privilege may be so jeopardised, the Purchaser and the Sellers' Representative shall modify the process accordingly, whilst adhering as closely as possible to the principles established in this clause 8.14.

      (G) The costs of the Expert shall be paid as to 50 per cent, out of the Escrow Account balance (and the Purchaser shall, and the Sellers shall procure that the Sellers' Representative shall, instruct the Escrow Agent to this effect) and as to 50 per cent, by the Purchaser.

8.15 Subject to clause 8.13, except as stated expressly in this clause, this clause and Schedule 4 (Limitations on liability) shall not limit any other clause of this agreement and in particular clause 18 (Remedies and waivers).

9.    NOTICE OF AND CONDUCT OF CLAIMS

9.1 If the Purchaser becomes aware of a matter which may give rise to any Claim or claim, action or demand against it or matter likely to give rise to any of these which may result in a Claim (other than a claim in respect of a breach of the Tax Warranties) (a "THIRD PARTY CLAIM"), the Purchaser shall as soon as reasonably practicable thereafter give notice thereof in writing to the Sellers' Representative, stating in reasonable detail the nature of the matter on a without prejudice basis, if practicable, the amount claimed, and the provisions of this agreement which the Purchaser alleges have been or may have been breached. The Purchaser shall give access to such books, records and personnel as the Sellers' Representative shall reasonably request.

9.2 If the Purchaser becomes aware of a Third Party Claim of which notice has been or may be given by the Purchaser under clause 9.1 the Purchaser shall, subject to being fully indemnified by the Sellers against all liabilities and reasonable costs incurred in doing so:

      (A) take or procure such action to be taken as the Sellers' Representative shall reasonably request (having regard to the nature and size of the claim) to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of a Third Party Claim;

      (B) consult with the Sellers' Representative on all aspects of any proceedings in defence of a Third Party Claim;

      (C) where the Sellers' Representative has confirmed that the matter giving rise to the Third Party Claim would be recoverable under the Warranties and the total amount of the Third Party Claim when aggregated with the amount of other claims notified exceeds the amount specified in paragraph 1 (A)(ii) of Schedule 4:

            (1) not admit liability in respect of a Third Party Claim, nor compromise, nor settle any proceedings in defence of a Third Party Claim, without the written consent of the Sellers' Representative (such consent not to be unreasonably withheld or delayed); and

            (2) ensure (or, as appropriate, shall co-operate to procure that the Company shall ensure), at the request in writing of the Sellers' Representative, that the Sellers are placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question and provide (or, as appropriate, co-operate to procure that the Company provides) such information and assistance as the Sellers may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

9.3 Nothing in sub-clause 9.1 or 9.2 shall restrict or limit the Purchaser's general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to a Claim.

9.4 Nothing in this clause 9 shall oblige the Purchaser or any member of the Purchaser's Group to take any steps or action or to procure or allow any steps or action to be taken that would be reasonably likely to have a prejudicial effect on any material corporate or business relationship, or on the business of the Purchaser's Group and the liability of the Sellers hereunder shall not be affected by any failure to mitigate loss resulting from any such determination made by the Purchaser in good faith.

10.   CONDUCT OF BUSINESS BEFORE COMPLETION

10.1 The Sellers will procure that, between the time of this agreement and Completion, each member of the Group will carry on business in the normal course and not do anything outside of the normal course without the consent in writing of the Purchaser (which shall not be unreasonably withheld). In particular, but without limitation, the matters listed in
      Schedule 6 (Conduct of business before Completion) shall require the prior consent in writing of the Purchaser.

10.2 The Purchaser acknowledges that the Company may satisfy all or any part of the Indebtedness on or before the Completion Date provided that the Net Working Capital of the Company does not fall below zero. The Sellers will procure that the Company will not do anything which will cause the Net Working Capital to fall below zero.

11.   SELLERS' REPRESENTATIVE AND SELLERS' AGENT

11.1 Each of the Sellers hereby agrees to appoint the Sellers' Representative, and the Sellers' Representative agrees to accept such appointment, as their respective attorney with full power and authority to act on their behalf (including by signing documents on their behalf) for all purposes and all circumstances contemplated by the Escrow Agreement and this agreement, including administering the rights of the Sellers under the Escrow Agreement and agreeing any Settled Claims in accordance with this agreement.

11.2 The Sellers hereby agree that the Sellers' Representative may enter into a written contract on terms to be agreed by them with the Sellers' Agent pursuant to which the Sellers' Agent may perform the functions contemplated by clause 2.9(A)(iv), clause 5.2 and certain other arrangements relating to the distribution of the Purchase Price and the Escrow Amount. If the written contract terminates for any reason prior to such functions being undertaken, the Sellers' Representative may enter into such other arrangements as he sees fit for the purposes of procuring that such activities are undertaken.

11.3 The Sellers' Representative shall have full authority to propose, negotiate and/or agree any modification to or variation of this agreement and the Escrow Agreement provided that any amendment to this agreement or the Escrow Agreement that may adversely affect the rights or obligations of any Seller under the Escrow Agreement shall require the prior written consent of such adversely affected Seller.

11.4 The Sellers' Representative shall use all reasonable efforts, based on contact information available to the Sellers' Representative, to keep the Sellers reasonably informed with respect to any claims against the Escrow Account. If at any time during the term of the Escrow Agreement the Sellers' Representative is likely to be absent from the United Kingdom for 10 days or more, or otherwise is unable to act for any reason, he shall appoint an alternate by notice in writing to the Purchaser and to the Principal Sellers.

11.5 At any time during the term of the Escrow Agreement, the Sellers may appoint a new representative as the Sellers' Representative on 10 Business Days written notice to the new representative (copied to the Sellers' Representative) bearing the signatures of a majority of the Sellers.

11.6 If at any time the Sellers' Representative is unable or unwilling to act in his capacity as Sellers' Representative or resigns as Sellers' Representative, the Sellers may appoint a new representative as the Sellers' Representative on 10 Business Days written notice to the Purchaser (copied to the Sellers' Representative) bearing the signatures of a majority of the Sellers.

12.   RESTRICTIONS ON SELLERS' BUSINESS ACTIVITIES

12.1 Each of the persons listed in Part A of Schedule 9 (Accepting Employees) undertakes that he will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:

      (A) neither pending nor within two years after the Completion Date, be engaged or directly or indirectly interested in carrying on business within the United Kingdom, the United States and any other country in which the Company carries on business as at the date of this agreement in competition with the business of any member of the Group as it is carried on at the date of Completion. This clause shall not prevent the holding of shares in a listed company for investment purposes only where such person does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than five per cent, of the votes which could normally be cast at a general meeting of the company;

      (B) disclose to any other person or use any information which is Confidential Business Information for so long as that information remains Confidential Business Information;

      (C) without limitation to the provisions of this clause, in relation to a business which is competitive or likely to be competitive with the business of any member of the Group as carried on at the Completion Date, use any trade or business name or distinctive mark, style or logo used by or in the business of any member of the Group at any time during the two years before Completion or anything intended or likely to be confused with it;

      (D) neither pending nor within two years after Completion, solicit the custom, in relation to goods or services sold to any person by any member of the Group in the course of its business within the United Kingdom, the United States and any other country in which the Company carries on business as at the date of this agreement during the two years before the Completion Date, of that person in respect of similar goods or services within such countries;

      (E) neither pending nor within two years after Completion, solicit or entice away from the employment of any member of the Group any person at present an employee of any member of the Group; and

      (F)   assist any other person to do any of the foregoing things.

12.2 Each undertaking contained in this clause 12 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the persons listed in Part A of Schedule 9 (Accepting employees).

13.   INTELLECTUAL PROPERTY RIGHTS, BUSINESS INFORMATION AND DOMAIN NAMES

      Without prejudice to paragraph 22 of Schedule 3 (Warranties), in the event that any Seller:

      (A)   owns any Intellectual Property Rights;

      (B) possesses any Business Information which a Group member does not possess; or

      (C) holds a legal or beneficial interest in any internet domain name registration,

      which, in each case, have been used by any Group member, then the relevant Seller shall promptly notify the Purchaser of this fact in writing and promptly transfer such Intellectual Property Rights, deliver such Business Information or, as the case may be, procure the surrender or the transfer of such internet domain name(s) to the Purchaser or such person as the Purchaser may nominate for such purpose for nominal consideration.

14.   ACCESS, BOOKS AND RECORDS

      As from the date of this agreement, the Purchaser and any persons authorised by it, upon reasonable notice and subject to giving such undertaking as to confidentiality as the Sellers shall reasonably require, will be given full access to the premises and all the Books and Records and title deeds of the Group and the directors and employees of the Group and each member of the Group will be instructed to give promptly all information and explanations to the Purchaser or any such persons as they may request.

15.   EFFECT OF COMPLETION

      Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants to be performed after Completion as contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

16.   SEVERAL LIABILITY

      Without prejudice to the availability of the Escrow Amount to satisfy claims for breach of Warranty or under the Tax Covenant or pursuant to clauses 8.8 to 8.12 in accordance with the terms of this agreement and the Escrow Agreement, the obligations of the Sellers under this agreement shall be several and not joint.

17.   RELEASE OF SELLERS

      The Purchaser may release, or compromise the liability of, any Seller or grant time or other indulgence to any Seller without releasing or reducing the liability of any other Seller.

18.   REMEDIES AND WAIVERS

18.1 No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

      (A)   affect that right, power or remedy; or

      (B)   operate as a waiver thereof.

18.2 The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3 The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

19.   ASSIGNMENT

      The Purchaser may at any time assign all or any part of the benefit of, or its rights or benefits under, this agreement and any agreements referred to in clause 21 (Entire agreement) to a subsidiary or holding company of the Purchaser or any subsidiary of such a holding company.

20.   FURTHER ASSURANCE

20.1 Each of the Sellers shall from time to time at its own cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to the Purchaser which is necessary for giving full effect to this agreement.

20.2 The Purchaser shall from time to time at its own cost, on being required to do so by any of the Sellers or the Sellers' Representative, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to such requesting person which is necessary for giving full effect to this agreement.

21.   ENTIRE AGREEMENT

21.1 This agreement, the Tax Covenant, the Disclosure Letter and any other documents referred to in this agreement (the "SHARE PURCHASE DOCUMENTS") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

21.2 Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this agreement except to the extent that it is repeated in the Share Purchase Documents.

21.3 This agreement may only be varied in writing signed by each of the parties.

22.   NOTICES

22.1 Except where expressly stated otherwise, notice under this agreement shall only be effective if it is in writing. Faxes, writing on the screen of a visual display unit and e-mail are permitted.

22.2 Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and title of
    individual                                Address
------------------                      -----------------
Purchaser                               350 Ellis Street
                                        Mountain View
                                        CA 94043
                                        Delaware
                                        Attention: General
                                        Counsel

Principal Sellers                       c/- Sellers'
                                        Representative

Nigel Dutt                              Wokingham
                                        Berkshire

Michael Hedger                          Newbury
                                        Berkshire

Mark Rowlinson                          Wilmcote
                                        Stratford upon Avon

Company                                 155 Wharfedale
                                        Road
                                        Winnersh Triangle
                                        Wokingham
                                        Berkshire
                                        RG41 5RB
                                        Attention: Chief
                                        Executive

      Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.

22.3 Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

      (A)   if delivered personally, on delivery;

      (B) if sent by first class post, two clear Business Days after the date of posting; and

      (C)   if sent by facsimile or e-mail, when despatched.

22.4 Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

22.5 The provisions of this clause shall not apply in relation to the service of Service Documents.

23.   ANNOUNCEMENTS

23.1 Other than as provided for in this agreement, no announcement concerning the sale of the Shares or any ancillary matter shall be made by the Sellers without the prior written approval of the Purchaser. This sub-clause does not apply in the circumstances described in sub-clause 23.2.

23.2 The Sellers may after consultation with the other party, make an announcement concerning the sale of the Shares or any ancillary matter if required by:

      (A)   law;

      (B)   existing contractual obligations; or

      (C) any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the US Securities Exchange Commission whether or not the requirement has the force of law.

23.3 The restrictions contained in this clause shall apply without limit in time.

24.   CONFIDENTIALITY

24.1 Each party shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to:

      (A)   the provisions of this agreement;

      (B)   the negotiations relating to this agreement;

      (C)   the subject matter of this agreement; or

      (D)   the other party.

24.2 Notwithstanding the other provisions of this clause, any party may disclose confidential information:

      (A) if and to the extent required by law or for the purpose of any judicial proceedings;

      (B)   if and to the extent required by existing contractual obligations;

      (C) if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject wherever situated, including (amongst other bodies) the US Securities Exchange Commission, whether or not the requirement for information has the force of law;

      (D) if and to the extent required to vest the full benefit of this agreement in that party;

      (E)   to its professional advisers, partners, auditors and bankers;

      (F) if and to the extent the information has come into the public domain through no fault of that party; or

      (G) if and to the extent the other party has given prior written consent to the disclosure.

      Any information to be disclosed pursuant to sub-clauses (A), (B) or (C) shall be disclosed only after notice to the other parties.

24.3 The restrictions contained in this clause shall apply without limit in time.

24.4 Nothing in this agreement shall condition or restrict the use of any Business Information proprietary to or in the possession of any Group member by the Purchaser, any Group member or such other persons as the Purchaser or any Group member may authorise to use such Business Information from time to time.

25.   COSTS AND EXPENSES

25.1 Except as otherwise stated in sub-clause 25.3 and any other provision of this agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this agreement and all other documents referred to in it.

25.2 Other than in connection with fees incurred by the Company in connection with the establishment of the online data room by Merrill Data Corporation (which shall not exceed L 20,000 (inclusive of amounts equal to any applicable VAT), the Sellers confirm that no expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by any member of the Group and undertake to the Purchaser to pay to the Purchaser the full amount of any invoices presented to the Company in relation to fees incurred by any member of the Group notwithstanding this confirmation.

25.3 At Completion the Purchaser agrees to pay to the Sellers' Agent an amount equal to the Sellers' aggregate reasonably documented costs and expenses together with all financial advisers, financial sponsors, legal counsel and other advisers fees incurred up to a maximum of an amount equal to
      99.5 per cent, of the sum of US$ 3,375,000 plus the Transaction Expenses. This payment (up to the aforementioned maximum threshold) shall include any and all fees and expenses of Credit Suisse First Boston (Europe) Limited and the Sellers' Solicitors arising in connection with the Transaction.

26.   COUNTERPARTS

26.1 This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

26.2 Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

27.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

      The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

28.   CHOICE OF GOVERNING LAW

      This agreement is to be governed by and construed in accordance with English law.

29.   JURISDICTION

29.1 Subject to clause 8.14, the courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this agreement. Any Proceedings may be brought in the English courts.

29.2 This jurisdiction agreement is for the benefit of the Purchaser. The Purchaser is therefore to retain the right to bring Proceedings in any court which has jurisdiction other than by virtue of this jurisdiction agreement. The Sellers have the right to bring Proceedings only in the courts of England and not in any other courts.

29.3 This clause shall not limit the right of the Purchaser to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

29.4 The Sellers waive (and agree not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings by the Purchaser in any court in accordance with this clause. Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

29.5 Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this clause.

30.   AGENT FOR SERVICE

30.1 The Purchaser irrevocably appoints Veritas Software Limited of 350 Brook Drive, Green Park, Reading, Berkshire RG2 6UH, United Kingdom to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

30.2 Any Service Document shall be deemed to have been duly served if marked for the attention of the Managing Director, Veritas Software Limited at 350 Brook Drive, Green Park, Reading, Berkshire RG2 6UH, United Kingdom or such other address within England and Wales as may be notified to the party wishing to serve the Document and:

      (A)   left at the specified address; or

      (B)   sent to the specified address by first class post.

      In the case of (A), the Service Document will be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

30.3 If the agent at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the Sellers of the name and address of the replacement agent. Failing such appointment and notification, the Sellers shall be entitled by notice to the Purchaser to appoint a replacement agent to act on the Purchaser's behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

30.4 A copy of any Service Document served on an agent shall be sent by post to the Purchaser. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

30.5 "SERVICE DOCUMENT" means a claim form, order or judgment issued out of the courts of England and Wales/document relating to or in connection with any Proceedings.

EXECUTED by the parties:

Signed by                                 )
DEREK ALLAN                               )  /s/ Nigel Dutt*

Signed by                                 )
ANDREW BARNES                             )  /s/ Nigel Dutt*

Signed by                                 )
EILEEN CHRISTIE                           )  /s/ Eileen Christie

Signed by                                 )
NIGEL DUTT                                )  /s/ Nigel Dutt

FINANCIAL TECHNOLOGY                      )
VENTURES LP acting by its                 )
General Partner                           )  /s/ Signature Illegible
FINANCIAL TECHNOLOGY                      )
MANAGEMENT LLC                            )

Signed for and on behalf of               )
FINANCIAL TECHNOLOGY VENTURES             )
(Q) LP acting by its General Partner      )  /s/ Signature Illegible
FINANCIAL TECHNOLOGY                      )
MANAGEMENT LLC                            )

Signed for and on behalf of               )
FINANCIAL TECHNOLOGY VENTURES             )  /s/ Signature Illegible
II LP acting by its General Partner       )
FINANCIAL TECHNOLOGY MANAGEMENT II LLC    )

Signed for and on behalf of               )
FINANCIAL TECHNOLOGY VENTURES             )  /s/ Signature Illegible
II (Q) LP acting by its General Partner   )
FINANCIAL TECHNOLOGY MANAGEMENT II LLC    )

Signed by                                 )  /s/ Edward Forwood
EDWARD FORWOOD                            )

Signed for and on behalf of               )
GREENWOOD NOMINEES LIMITED                )        /s/ Signature Illegible
ACCOUNT CNEAF                             )

Signed by                                 )        /s/ Nigel Dutt*
MICHAEL HEDGER                            )

Signed for and on behalf of               )
INDEX VENTURES II (JERSEY) LP             )
acting by its General Partner             )        /s/ Daniel H. Rimer
INDEX VENTURE ASSOCIATES                  )
II LIMITED                                )

Signed for and on behalf of               )
INDEX VENTURES II GMBH & CO KG            )        /s/ Daniel H. Rimer
acting by its Special Limited Partner     )

Signed for and on behalf of               )
INDEX VENTURE (SLP) II LIMITED (JERSEY)   )
INDEX VENTURES II (DELAWARE) LP           )        /s/ Daniel H. Rimer
acting by its General Partner             )
INDEX VENTURE ASSOCIATES                  )
II LIMITED                                )

Signed for and on behalf of               )
INDEX VENTURES II PARALLEL                )
ENTREPRENEUR FUND (JERSEY-A) LP           )        /s/ Daniel H. Rimer
acting by its General Partner             )
INDEX VENTURE ASSOCIATES                  )
II LIMITED                                )

Signed for and on behalf of               )
INDEX VENTURES II PARALLEL                )
ENTREPRENEUR FUND (JERSEY-B) LP           )        /s/ Daniel H. Rimer
acting by its General Manager             )
INDEX VENTURE ASSOCIATES                  )
II LIMITED                                )

Signed for and on behalf of               )        /s/ Daniel H. Rimer
INDEX VENTURE MANAGEMENT SA               )

Signed by                                 )
PAUL JACKSON                              )

Signed by                                 )
LEHMAN BROTHERS HOLDINGS PLC              )       /s/ Illegible - Director

Signed for and on behalf of               )
LEHMAN BROTHERS EUROPEAN                  )
VENTURE CAPITAL, LP,                      )       /s/ Fred Steinberg
acting by its General Partner             )
LB OFFSHORE PARTNERS LIMITED              )
acting by MURAT ERKURT                    )

Signed for and on behalf of               )
LEHMAN BROTHERS PARTNERSHIP               )
ACCOUNT 2000/2001, LP,                    )
acting by its General Partner             )       /s/ Fred Steinberg
LBI GROUP INC.                            )
acting by MURAT ERKURT                    )

Signed for and on behalf of               )
LEHMAN BROTHERS OFFSHORE                  )
PARTNERSHIP ACCOUNT 2000/2001, LP,        )       /s/ Fred Steinberg
acting by its General Partner             )
LB OFFSHORE PARTNERS LIMITED              )
acting by MURAT ERKURT                    )

Signed by M-J                             )       /s/ Nigel Dutt*
TECHNOLOGIES LIMITED                      )

Signed by                                 )       /s/ Nigel Dutt*
HUGH McCARTNEY                            )

Signed by                                 )
MORRIS NEXTGEN LLC                        )       /s/ Nigel Dutt*
by its duly authorised officer            )

Signed by MOSAIC                          )
PRIVATE EQUITY (I) LTD                    )
acting by its sole director               )       /s/ Nigel Dutt*
MOSAIC CAPITAL MANAGEMENT                 )
LTD acting by                             )

Signed by                                 )  /s/ Nigel Dutt*
MOSAIC PRIVATE EQUITY (II)                )
LIMITED                                   )

Signed by                                 )  /s/ Nigel Dutt*
PETER PARKER                              )

Signed by                                 )  /s/ Nigel Dutt*
MARK ROWLINSON                            )

Signed by                                 )  /s/ Nigel Dutt*
MARY KAY ROBERTO                          )

Signed for and on behalf of               )
VERITAS SOFTWARE                          )   /s/ Gary Bloom, its President, CEO
CORPORATION                               )   and chairman of the Board

Signed by                                 )   /s/ Nigel Dutt
KVAULT SOFTWARE LIMITED)


Signed by                                 )    /s/ Signature Illegible
KEITH MUNT                                )


*By power of attorney

List of Omitted Schedules to the Share Purchase Agreement:

Schedule 1: Conditions to Completion
Schedule 2: Completion Arrangements
Schedule 4: Exclusions and Limitations on Liability
Schedule 5: Tax Covenant
Schedule 6: Conduct of Business Before Completion
Schedule 7: Ownership of the Securities
Schedule 8: Calculation of Purchase Price
Schedule 9: Accepting Employees
Schedule 10: Property
Schedule 11: Form of Drag-Along Notice
Schedule 12: Debt Certificate
Schedule 13: Escrow Agreement
Schedule 14: Basic Information About the Company
Schedule 15: Basic Information About the Subsidiaries
Schedule 16: Option Proposals Letter
Schedule 17: Proprietary Software

                                   SCHEDULE 3
                                  (WARRANTIES)

1.    OWNERSHIP OF THE SHARES

1.1 Each of the Sellers is the sole beneficial owner of the Preference Shares and the Ordinary Shares set opposite his name in section (i) of Part A of
      Schedule 7 (Ownership of the Shares).

1.2 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Sale Shares or any of them and there is no agreement or commitment to give or create any and no claim has been received by any Sellers from any person to be entitled to any.

2.    CAPACITY OF THE SELLERS

2.1 Each Seller has the requisite capacity, power and authority to enter into and perform its obligations under this agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by that Seller at Completion.

2.2 The obligations of each Seller under this agreement constitute, and the obligations of each Seller under each document to be delivered by that Seller at Completion will when delivered constitute, binding obligations of that Seller in accordance with their respective terms.

2.3 The execution and delivery of, and the performance by each Seller of its obligations under, this agreement and each document to be delivered by that Seller at Completion will not:

      (A) result in a breach of any provision of the memorandum or articles of association of any Seller that is a body corporate; or

      (B) result in a breach of, or constitute a default under, any instrument by which any Seller is bound; or

      (C) result in a breach of any order, judgment or decree of any court or governmental agency by which any Seller is bound; or

      (D) require the consent of the shareholders of any Seller that is a body corporate, or the shareholders of the Company or of any other person.

3.    GROUP STRUCTURE AND CORPORATE MATTERS

3.1 The Sale Shares and the Drag Shares are all the issued shares in the capital of the Company at the date of this agreement and other than as set out in sections (ii) and (iii) of Part A and sections (ii), (iii) and (iv) of Part B of Schedule 7 (Ownership of the Securities) there are no options over any shares in the Company or any Subsidiary.

3.2 The Vested Options, Unvested Options and Accelerated Options granted under the Option Schemes are the only options to subscribe for Ordinary Shares that have been granted by the Company or any Subsidiary.

3.3 The Shares and all shares held by any member of the Group in any other member of the Group have been validly issued and allotted and are fully paid up and each allotted share in each Subsidiary is beneficially owned by the Company.

3.4 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares (including the Shares) or debentures in or securities of any member of the Group.

3.5 Other than as set out in the articles of association of each member of the Group, none of the Shares nor any shares held by any member of the Group in any other member of the Group are subject to any rights of pre-emption or restrictions on transfer.

3.6 In the period from 16 July 2004 to the date of signature of this agreement, no steps have been taken to accelerate any of the Vested Options or Unvested Options.

3.7   The Company has not:

      (A) repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital; or

      (B) made, or resolved or agreed to make, any issue of shares or other securities by way of capitalisation of profits or reserves,

      and no adjustment has been, or has fallen due to be, made to the conversion price of the Preference Shares pursuant to clause 6 of the Articles of Association.

3.8 The execution and delivery of, and the performance by each Seller and/or the Company of its obligations under, this agreement and each document to be delivered by that Seller and/or the Company at Completion will not:

      (A) result in a breach of any provision of the memorandum or articles of association of any member of the Group;

      (B) result in a breach of, or constitute a default under, any instrument by which any member of the Group is bound;

      (C) result in a breach of any order, judgment or decree of any court or governmental agency by which any member of the Group is bound; or

      (D) require the consent of or any waiver or action by the shareholders of the Company or of any other person.

3.9 Each member of the Group (other than the Company) of which basic information is given in Schedule 15 (Basic information about the Subsidiaries) is a wholly-owned subsidiary of the Company and its results are consolidated in the consolidated financial statements which form part of the Accounts.

3.10 Schedule 15 (Basic information about the Subsidiaries) lists all the Subsidiaries of the Company and no member of the Group has any interest in any other body corporate, unincorporated body, undertaking or association which is not a member of the Group and so listed.

3.11 There is no option, right to acquire, mortgage, pledge, charge, lien or other form of security or encumbrance or equity on, over or affecting the shares in any Subsidiary or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

3.12  XYZ KVS Inc. and KVS Software Ltd are not trading companies.

3.13 The copies of the memorandum and articles of association of each member of the Group which are attached to the Disclosure Letter are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class of share capital of the member of the Group to which they relate.

3.14 The statutory books (including all registers and minute books) of each member of the Group have been properly kept and contain in all material respects an accurate record of the matters which are required to be dealt with in those books and no notice or written allegation that any of them is incorrect or should be rectified has been received.

3.15 All documents which are required to be delivered by any member of the Group to the Registrar of Companies have been properly so delivered.

3.16 No member of the Group has any branch, agency, place of business or permanent establishment outside the United Kingdom, the United States, France, Australia, the Netherlands, Denmark and Germany.

3.17 The Company is duly qualified to carry on business in all jurisdictions in which it carries on business.

3.18 There are no powers of attorney granted by any member of the Group which are still in force, and no person as agent or otherwise, is entitled or authorised to bind or commit the Company (other than its directors or officers).

4.    COMPLIANCE WITH LAWS

      Each member of the Group complies, and has since its incorporation complied, in all material respects with all applicable laws and regulations (excluding laws and regulations pertaining to Intellectual Property Rights).

5.    TRANSACTION COSTS AND TRANSACTION LIABILITIES

5.1 The Company has not incurred any obligation to pay any costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this agreement and all other documents referred to in it.

5.2 Details of all Company Transaction Liabilities to the extent that these have been disclosed or invoiced to the Company are set out in the Disclosure Letter.

6.    ACCURACY OF INFORMATION

6.1 The factual information set out in section (i), Part A and section (i), Part B of Schedule 7 (Ownership of the Securities) and Schedules 10 (Property), 14 (Basic information about the Company) and 15 (Basic information about the Subsidiaries) is true and accurate in all respects.

7.    ACCOUNTS

7.1   The Accounts:

      (A) were prepared in accordance with applicable law and accounting principles and practices generally accepted in the United Kingdom at the time they were audited;

      (B) subject to paragraph (A), were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the audited financial statements for the previous financial period; and

      (C) show a true and fair view of the state of affairs of the members of the Group to which they relate, and of the Group as a whole at each accounting reference date to which the Accounts relate and of the profits or losses of the members of the Group to which they relate, and of the Group as a whole for each accounting period to which the Accounts relate.

7.2 At the Accounts Date no member of the Group had any liability (whether actual, contingent, unquatified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in the Accounts.

7.3 Neither the profits nor the financial position of any member of the Group has since incorporation been adversely affected by any contract or arrangement between any member of the Group and any Seller which was not of an entirely arm's length nature;

8.    THE MANAGEMENT ACCOUNTS

8.1 The Management Accounts were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the Accounts.

8.2 The Management Accounts show a reasonable representation of the state of affairs of members of the Group to which they relate at each date to which they relate and of the profits or losses of the members of the Group to which they relate for each accounting period to which they relate, provided always that it is acknowledged by the Purchaser that the Management Accounts have not been audited.

9.    ACCOUNTING RECORDS

      The accounting records of each member of the Group have been kept on a proper and consistent basis (save as required by local law or applicable accounting principles and practice generally applicable in the United Kingdom at the relevant time, no material change in the methods or bases of valuation or accountancy treatment having been made for at least six years prior to the Accounts Date or since), are up-to-date and in all material respects contain accurate details of the business activities of the member of the Group concerned and of all matters required by the Companies Acts to be entered in them.

10.   EVENTS SINCE THE ACCOUNTS DATE

10.1  Since the Accounts Date:

      (A) there has been no material adverse change in the financial or trading position or prospects of any member of the Group and so far as each of the Management Warrantors is aware no circumstance has arisen which gives rise to any such change;

      (B) the business of each member of the Group has been carried on in the ordinary and usual course and no onerous contract has been entered into by any member of the Group;

      (C) no asset has been acquired or disposed of on capital account which is material to the Group or has been agreed to be acquired or disposed of and no contract involving expenditure by it on capital account in excess of L 10,000 has been entered into by any member of the Group;

      (D) no debts or other receivables of any member of the Group have been factored or sold or agreed to be sold;

      (E) no member of the Group has offered price reductions or discounts or allowances on services which is reasonably likely to have a material effect on its profitability or otherwise offered such services on terms materially less beneficial to the Group Member than usual in the period prior to the Accounts Date;

      (F) there has been no change in the interest of the Group in any other member of the Group;

      (G) no resolution in general meeting or written resolution of shareholders of any member of the Group has been passed other than resolutions relating to the routine business of annual general meetings; and

      (H) no change in the accounting reference period of any member of the Group has been made.

10.2 All book debts shown in the Accounts have been realised for an aggregate sum not being less than that shown in the Accounts and so far as each of the Management Warrantors is aware no indication has been received that any debt now owing to any member of the Group is bad or doubtful.

11.   CONTRACTS AND COMMITMENTS

11.1 No member of the Group is a party to nor does it have or has any liability (present or future) under:

      (A) any guarantee, indemnity (other than those given in connection with infringement of Intellectual Property Rights), surety relationship or letter of credit (other than as described in paragraph 15 of this Schedule 3);

      (B) other than in connection with the Properties, any contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by instalments calling for payments in excess of L 2,500 per annum;

      (C) any agency, distributorship or management agreement in relation to which revenues, commissions or expenses are in excess of L 10,000 per annum;

      (D) any contract or arrangement which, restricts its freedom to carry on its business in any part of the world in such manner as it may think fit or the ability to transfer the whole or any part of its business;

      (E) any joint venture agreement or arrangement, partnership rights or obligations or any other similar agreement or arrangement;

      (F) any contract or arrangement which relates to matters outside the ordinary business of that member of the Group;

      (G) any contract or arrangement in which any director of any member of the Group or any person connected with any such director is interested, either directly or indirectly, but excluding any contract or arrangement relating to either the terms upon which such director is employed or to Vested Options, Accelerated Options and Unvested Options;

      (H) any contract or arrangement (other than a contract relating to Intellectual Property Rights) which cannot be terminated by that member on three months' notice or less without payment of compensation of any special fees; or

      (I) any contract or arrangement which according to its terms can be terminated in the event of any change in the underlying ownership or control of that member, or where the terms of such contract or arrangement provide for a material amendment in terms upon such change.

11.2 So far as each of the Management Warrantors is aware no member of the Group is under any obligation, nor is any of them a party to any contract, which is material and cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

11.3 Copies of each agreement, document or other material evidencing, summarising or otherwise containing the terms and conditions of any material rights or obligations of any member of the Group, any contracts or arrangements which are of a material value the Group in terms of expenditure or revenue expectations and any contracts that are of fundamental importance to the activities of any member of the Group are attached to the Disclosure Letter.

11.4 Except as disclosed in the Disclosure Letter, no member of the Group has given any guarantee, indemnity, warranty, or made any representation (including by way of side letter or ancillary agreement), in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it, including without limitation, in respect of the functionality or future functionality of any products or services.

11.5 So far as each of the Management Warrantors is aware there is no breach, invalidity, or grounds for determination, rescission, avoidance or repudiation of any contract to which any member of the Group is a party and no notice has been received by any member of the Group alleging any of the foregoing.

11.6 No member of the Group has outstanding any bid or tender or sale or service proposal which is substantial in relation to its business and, if accepted, would be reasonably likely to result in a loss.

12.   GRANTS AND ALLOWANCES

      No member of the Group has applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last six years.

13.   INSURANCES

13.1 Each member of the Group has maintained insurance cover against risks normally insured against by companies carrying on a similar business, and in particular has maintained all insurance required by statute and product liability insurance.

13.2 Details of the insurance policies in respect of which any member of the Group has an interest (including risks, amount of insurance, excess payable and other key terms) are included in the Disclosure Letter, all such policies are in full force and effect and are not void or voidable, no claims are outstanding and, so far as the Management Warrantors are aware no event has occurred which might give rise to any claim under them.

14.   TRADING

14.1 Details of the revenues earned by the Group by customer in respect of the largest 25 customers by product of the Group in the financial period ended on the Accounts Date and the period since the Accounts Date are set out in the Disclosure Letter.

14.2 No substantial customer (details of which are referred to in paragraph 14.1) or supplier of any member of the Group has during the 12 months preceding the date of this agreement ceased or, so far as the Management Warrantors are aware, indicated an intention to cease trading with that member.

14.3 Neither in the financial period ended on the Accounts Date nor in the period since the Accounts Date has any person (or any person together with other persons connected with him) purchased from or sold to any member of the Group more than L150,000 of sales or purchases made by the Group during that period.

15.   BANK ACCOUNTS AND BORROWINGS

15.1 Details of all bank accounts maintained by each member of the Group are set out in or attached to the Disclosure Letter. These details include in each case:

      (A) the name and address of the bank with whom the account is kept and the number and nature of the account;

      (B) all direct debit or standing order or similar authorities applicable to the account.

15.2 Since the date of the most recent monthly Management Accounts no payment out of any of the accounts has been made, except for payments in the ordinary course of trading. Amounts represented by cheques, warrants, mandates or other payment instructions issued or given by any member of the Group which at the date of this agreement remain outstanding or unpaid or unperformed do not exceed in the aggregate L60,000.

15.3 Details of all overdraft, loan and other financial facilities available to any member of the Group and the amounts outstanding under them are set out in the Disclosure Letter. Details of all debentures, charges, guarantees and indemnities given to secure those facilities are set out in the Disclosure Letter.

15.4 Except for the borrowings referred to in paragraphs 15.1 and 15.3 no member of the Group has any outstanding loan capital, nor has any member of the Group incurred or agreed to incur any borrowing which it has not repaid or satisfied, nor is any member of the Group a party to or under any obligation in relation to:

      (A) any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

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                                       51

      (B) any other arrangement the purpose of which is to raise money or provide finance or credit.

15.5 No member of the Group holds or is liable on any share or security which is not fully paid up or which carries any liability.

15.6 No member of the Group has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future (other than debts due to it in respect of the sales made in the normal course of trading).

15.7 So far as the Management Warrantors are aware, no event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

15.8 Except for the borrowings referred to in paragraph 15.3, no member of the Group has borrowed any amount, from whatever source, after the Accounts Date.

16.   INSOLVENCY

16.1 No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of any member of the Group.

16.2 No administration order has been made or petition presented or application made for such an order and no administrator has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of any member of the Group.

16.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or all or any of its assets.

16.4 No composition or similar arrangement with creditors including but not limited to a voluntary arrangement under Part 1 Insolvency Act 1986 has been proposed in respect of any member of the Group.

16.5 No moratorium under Schedule A1 Insolvency Act 1986 is in force nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of the company.

16.6 No event analogous to any of the foregoing has occurred in relation to any member of the Group outside England and Wales.

16.7 No member of the Group is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

16.8  No unsatisfied judgment is outstanding against any member of the Group.

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                                       52

17.   LICENCES

17.1 All licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by each member of the Group:

      (A)   have been obtained and are in full force and effect; and

      (B)   are listed in and attached to the Disclosure Letter

17.2 So far as each of the Management Warrantors is aware all reports, returns and information required by law or as a condition of any licence, consent, permission or approval referred to in paragraph 17.1 to be made or given to any person or authority in connection with the business of any member of the Group have been made or given to the appropriate person or authority.

17.3 So far as each of the Management Warrantors is aware there is no circumstance which indicates that any licence, consent, permission or approval is reasonably likely to be varied, revoked or not renewed, or which is reasonably likely to confer a right of variation or revocation.

18.   LITIGATION AND CLAIMS

18.1 No member of the Group is engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise. No litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Group is pending. So far as the Management Warrantors are aware, there is no fact or circumstance likely to give rise to any litigation, arbitration, mediation or administrative or criminal proceedings nor is any such litigation threatened or expected.

18.2 The documents attached to the Disclosure Letter which relate to any proceedings involving or relating to any member of the Group contain only information which has already been made available to the parties to the proceedings and do not include any information or advice which is privileged.

18.3 No member of the Group has received written notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of any member of the Group.

18.4 No member of the Group has committed or is liable for any criminal or illegal act whether imposed by or pursuant to statute or otherwise, and no claim that it has or is remains outstanding against any such member.

18.5 So far as each of the Management Warrantors is aware, no member of the Group has provided any service which does not in any material respect comply with all applicable laws, regulations or standards.

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                                       53

18.6 No inducement (financial or otherwise) has been given to any person by or on behalf of any member of the Group with a view to that member of the Group entering into any contract or other arrangement or obtaining any benefit. No such inducement has been received by any Senior Employee (as defined in warranty 26) or, as far as the Management Warrantors are aware, any other employee of any member of the Group.

18.7 So far as each of the Management Warrantors is aware, the Company has conducted its business in all material respects in compliance with all applicable laws, rules and regulations.

19.   DATA PROTECTION

19.1 Each member of the Group has complied with all relevant requirements of the Data Protection Act 1984 at all times while that Act was in force and with all relevant requirements of the Data Protection Act 1998 (including, without limitation, the data protection principles set out in each of those Acts respectively).

19.2 No member of the Group has received a notice (including, without limitation, any information or enforcement notice), letter or complaint from the Information Commissioner alleging breach by it of the Data Protection Act 1984 or the Data Protection Act 1998 which has not been fully satisfied or requesting information relating to its data protection policies or practices which has not been fully responded to and so far as the Management Warrantors are aware there are no circumstances which might give rise to any such notice, letter or complaint being served, given or made.

19.3 No individual has been awarded compensation from any member of the Group under the Data Protection Act 1984 or the Data Protection Act 1998 which has not been paid in full, no claim for such compensation is outstanding and so far as the Management Warrantors are aware no circumstances exist which might lead to any claim for compensation being made.

19.4 No order has been made against any member of the Group for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1984 or the Data Protection Act 1998 which has not been fully complied with, no application for such an order is outstanding and so far as the Management Warrantors are aware no circumstances exist which might lead to any application for such an order being made.

19.5 So far as the Management Warrantors are aware, no warrant has been issued under schedule 4 of the Data Protection Act 1984 or schedule 9 of the Data Protection Act 1998 authorising the Information Commissioner (or any of his or her officers or servants) to enter any of the premises of any member of the Group.

19.6 The Group has at all times complied with all applicable laws and regulations relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the group. So far as each of the Management Warrantors is aware no claims are pending or threatened against any member of the Group by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such laws or regulations.

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                                       54

19.7  With respect to all personal and user information referred to in paragraph
      19.6 above, each member of the Group has at all times taken all reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorised access, use, modification, disclosure or other misuse. So far as each of the Management Warrantors is aware there has been no unauthorised access to or other misuse of that information.

20.   COMPETITION AND TRADE REGULATION

      No member of the Group has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or governmental authority (including, without limitation, any national competition authority, the European Commission and any sectoral regulator) under any anti-trust or similar legislation in any jurisdiction in which any member of the Group has assets or carries on or intends to carry on business or where its activities may have an effect.

21.   OWNERSHIP AND CONDITION OF ASSETS

21.1 A member of the Group owns or has a valid licence to use all assets that are necessary to carry on its business in the manner it is being carried out as at the date of this agreement.

21.2 Each of the assets included in the Accounts or acquired by any member of the Group since the Accounts Date (other than current assets sold, realised or applied in the ordinary course of business) is owned both legally and beneficially by a member of the Group free from any third party rights, and each of those assets capable of possession is in the possession of a member of the Group.

21.3 Other than as referred to in Schedule 7 (Ownership of the Securities), there is no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group (including any investment in any other member of the Group) and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

22.   INTELLECTUAL PROPERTY RIGHTS

22.1 No member of the Group uses or otherwise carries on its business under any name other than its corporate name.

22.2 Details of all registered Intellectual Property Rights (and applications for any such right) and material unregistered Intellectual Property Rights owned by each member of the Group are set out in the Disclosure Letter and the specified member of the Group is the sole legal and beneficial owner of such rights free from all security interests, mortgages, charges, options, liens, encumbrances and other rights.

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                                       55

22.3 Without limiting the generality of paragraph 22.2, one or more Group members are the sole legal and beneficial owners of all Intellectual Property Rights relating to Enterprise Vault and all other Proprietary Software free from all charges, options, encumbrances and other rights. The items listed in Part 1 of Schedule 17 (Proprietary Software) comprise all of the Group's "Enterprise Vault" product. Enterprise Vault is the only software product of the Group members. Enterprise Vault and the items listed in Part 2 of Schedule 17 (Proprietary Software) comprise all of the computer software in which any Group members owns any Intellectual Property Rights.

22.4 All Intellectual Property Rights relating to the Proprietary Software are owned by a Group member either by virtue of:

      (A) Intellectual Property Rights vesting in a Group member by operation of law or by virtue of the execution of the confidentiality and inventions assignment agreement in the form disclosed in the Disclosure Letter;

      (B) Intellectual property Rights assigned to a Group member pursuant to the Sale of Business Agreement between KVault Software plc and Compaq Computer Corporation dated 3rd December 1999;

      (C) Intellectual property Rights assigned to a Group member pursuant to the agreements with contractors disclosed in the Disclosure Letter; or

      (D) Intellectual property Rights assigned to a Group member pursuant to the Consultancy and Support Services Agreement between KVault Software Limited and Pulse Train Software Limited dated 3rd March 2003 disclosed in the Disclosure Letter.

22.5 All current and past directors, officers and employees of any Group member who have worked on any Proprietary Software have entered into confidentiality and inventions assignment agreements with a Group member in the form disclosed in the Disclosure Letter or in a form having substantially similar effect and all current and past contractors of any Group member who have worked on any Proprietary Software are disclosed in the Disclosure Letter and have entered into the relevant agreement disclosed in the Disclosure Letter.

22.6 A Group member possesses all Business Information which has been used in the past three years to correct, maintain, support and develop Enterprise Vault and the other Proprietary Software.

22.7 No Group member has used any open source software or any other freely shared or freely distributed software ("Open Source Software") and, without limiting the generality of the foregoing, none of the Proprietary Software incorporates or is derived in any manner (in whole or in part) from any such software. Without limiting the generality of the foregoing, no Group member has used and none of the Proprietary Software contains any computer source code which:

      (A) is distributed through GNU's General Public Licence or Lessor/Library General Public Licence;

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                                       56

      (B) is made available by any person with any requirement that any software (or part thereof) into Which such software is incorporated be made available to any person or persons (whether in source code format or otherwise), be licensed to any person or persons under terms which allow the creation of derivative works, reverse engineering, reverse assembly or decompilation, be licensed to any person or persons with any right of redistribution or be usable by any person or persons with immunity from the enforcement of any Intellectual Property Rights; or

      (C) would otherwise oblige any Group member to make any Proprietary Software (or part thereof) available to any person or persons or make any Proprietary Software (or part thereof) useable by any person or persons with immunity from the enforcement of any Intellectual Property Rights.

22.8 All renewal, application and other official registry fees relating to the registered Intellectual Property Rights owned by each member of the Group which are due and payable have been paid and no such fees will become payable within 120 days of Completion.

22.9 All steps required to be taken for the maintenance, protection and enforcement of all registered Intellectual Property Rights owned by each member of the Group (including, without limitation, the filing of responses to office actions by patent, copyright and trade mark authorities and other registry documentation) have been taken, no further actions need to be taken with the relevant registries in respect of the maintenance or protection of such registered Intellectual Property Rights by any member of the Group within 120 days of Completion and, so far as each of the Management Warrantors are aware, no other further actions need to be taken for the maintenance, protection or enforcement of such registered Intellectual Property Rights by any member of the Group within 120 days of Completion.

22.10 The Intellectual Property Rights owned by each member of the Group are valid and subsisting and, so far as each of the Management Warrantors is aware, enforceable, and no member of the Group has done or omitted to do anything which could prejudice the validity, subsistence or, so far as each of the Management Warrantors is aware, the enforceability of such Intellectual Property Rights. Each of the registered trade marks and service marks forming part of the Intellectual Property Rights owned by the Group members has been used in the five year period preceding the date of this agreement. There is no circumstance which is reasonably likely to give rise to any opposition to or prevent any application for registration of Intellectual Property Rights made by or on behalf of any Group member from proceeding to grant.

22.11 Details of all licences and other agreements which are subsisting and effective and relate to Intellectual Property Rights and/or Confidential Business Information (including, without limitation, licences in, licences out, consulting agreements, research and development agreements, letters of consent, settlement agreements, undertakings and co-operation agreements) entered into any member of the Group are set out in the Disclosure Letter. According to their terms, no such licences or other agreement may be terminated, amended, varied or suspended as a result of the change in the underlying ownership or control of any member of the Group or otherwise on account of the transaction contemplated by this agreement and neither of the foregoing will, according to the terms of such licences and other agreements, result in the loss, transfer or encumbrance of any Group member's Intellectual Property Rights or cause any Group member, the Purchaser or any Affiliate of the Purchaser to be bound by any restrictive covenant which is additional to any of those currently in force or to be bound by any restrictive covenant which does not apply to such person prior to Completion.

22.12 No member of the Group or, so far as each of the Management Warrantors is aware, any other party to any licence or other agreement required to be disclosed pursuant to paragraph 22.11 of this Schedule is in breach of such licence or other agreement.

22.13 No member of the Group is obliged by contract or deed to grant any licence, sub-licence or assignment in respect of any Intellectual Property Rights or Business Information owned or used by any member of the Group.

22.14 So far as each of the Management Warrantors is aware, no person is infringing or making unauthorised use of or has infringed or made unauthorised use of any Intellectual Property Rights or Business Information owned by any member of the Group.

22.15 No activities, products or services of any member of the Group infringe or make unauthorised use of or have since 3 December 1999 infringed or made unauthorised use of the Intellectual Property Rights or Business Information of any person. No Group member has received any communication (whether written or otherwise) from any person alleging any such infringement or unauthorised use or proposing that any Group member take a licence to use any other person's Intellectual Property Rights or Business Information. No Group member has obtained any written legal opinion or memorandum concerning any actual or potential infringement or unauthorised use of any person's Intellectual Property Rights or Business Information. Each Group member has taken all reasonable steps to ensure that the Proprietary Software does not incorporate any other person's Intellectual Property Rights or Business Information.

22.16 Each member of the Group either legally and beneficially owns or has a right to use all Intellectual Property Rights and Business Information used to carry on the business conducted by that member of the Group in the manner carried on in the past 12 months.

22.17 No current or former shareholder, member, partner, director, officer or employee of any Group member (or any successor in title to any of the foregoing) owns or retains any rights in any Intellectual Property Rights or Confidential Business Information used by any Group member. No internet domain name used by any Group member has been registered by or on behalf of any current or former shareholder, member, partner, director, officer or employee of any Group member (or any successor in title to any of the foregoing).

22.18 None of the Intellectual Property owned by or Business Information proprietary to any member of the Group is the subject of any litigation or, in respect of applications for registration and registered Intellectual Property Rights, any opposition proceedings, revocation proceedings or other administrative proceedings.

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                                       58

22.19 Each Group member has taken all reasonable steps to preserve the confidentiality of all its Confidential Business Information and all third party Confidential Business Information which has come into its possession.

22.20 No member of the Group is a party to any confidentiality agreement, exclusive licence or other agreement or is subject to any duty which, in each case, restricts its use or disclosure of any of its Intellectual Property Rights or Business Information in any manner.

22.21 None of the operations of any member of the Group give rise, or is reasonably likely to give rise, to any royalty or like payment obligation (other than any agreement disclosed pursuant to paragraph 22.11 of this Schedule) and no claims have been received from any employee to pay compensation pursuant to section 40 Patents Act 1977, or any like provision in any other jurisdiction.

22.22 No member of the Group has assigned any Intellectual Property Rights or any rights in Confidential Business Information to any person in the two years prior to the date of this agreement.

22.23 All items or equipment sold by Group members to which any registered Intellectual Property Rights pertain are marked with notifications and indications such that the relevant Group member may enforce its rights in all jurisdictions in which such products are sold.

23.   INFORMATION TECHNOLOGY

23.1 Details of all Information Technology owned by each member of the Group are set out in the Disclosure Letter and the specified member of the Group is the sole legal and beneficial owner of all such Information Technology free from all security interests, mortgages, charges, options, liens, encumbrances and other rights.

23.2 Details of all Information Technology used by or on behalf of any member of the Group but not owned by such Group member are set out in the Disclosure Letter.

23.3 All Information Technology required to be disclosed under paragraphs 23.1 or 23.2 of this Schedule is in good working order and has been maintained in accordance with good industry practice.

23.4 Details of all agreements and arrangements relating to Information Technology (including, without limitation, development, security, disaster recovery, EDI, source code escrow, computer bureau services, maintenance and support, facilities management, website hosting, domain name registration and use and outsourcing agreements) entered into by, or pursuant to which any material benefit is obtained by any member of the Group are set out in the Disclosure Letter.

23.5 No member of the Group nor any other party is in breach of any agreement or arrangement required to be disclosed pursuant to paragraph 23.4 of this Schedule and no such agreement or arrangement may be terminated in accordance with its terms as

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                                       59

      a result of the transaction contemplated by this agreement or any change in the underlying ownership or control of any member of the Group.

23.6 None of the Information Technology owned or used by any member of the Group or internet domain names used by or registered by or on behalf of any member of the Group is the subject of any litigation or other dispute or claim and so far as each of the Management Warrantors is aware, no litigation, dispute or claim is expected in relation to any domain name used by or registered by or on behalf of any member of the Group.

23.7 No member of the Group has experienced any material disruption in or to its business or operations in the past three years as a result of: (a) any security breach in relation to any Information Technology; or (b) any failure or sub-standard performance of any Information Technology (whether arising from any defect, bug, error, virus or other malicious code, insufficient capacity, improper configuration, inability to properly process dates or for any other reason whatsoever). So far as the Management Warrantors are aware, no circumstance exists which is reasonably likely to give rise to any such disruption.

23.8 Each member of the Group either legally and beneficially owns or has a contractual right to use all Information Technology used in the operation of the business conducted by it in the manner carried on currently or at any time in the year preceding the date of this agreement and to fulfil any existing contracts and commitments and such ownership and contractual rights shall not be prejudiced as a direct or indirect result of the transaction contemplated by this agreement.

23.9 No member of the Group has disclosed any computer source code relating to any Proprietary Software to any person and, so far as each of the Management Warrantors is aware, no such computer source code has otherwise become known by any person. No person has any contractual right (contingent or otherwise) to obtain any disclosure of such source code.

23.10 No member of the Group is a party to any agreement or arrangement, or otherwise subject to any duty (whether by contract or by deed) which (in either case) restricts the free use or disclosure by it of any computer source codes or other Business Information relating to any of the Proprietary Software.

23.11 Details of all domain names registered in the name of or used by any member of the Group are set out in the Disclosure Letter. No claim or demand has been received in the last three years by any member of the Group from any person seeking to challenge or dispute any member of the Group's use or registration of any of the domain names required to be disclosed by this paragraph 23.11. All registrations in relation to such domain names have been maintained and all related fees and necessary administrative steps have been (respectively) paid and taken.

23.12 Details of all websites currently operated by or on behalf of any member of the Group (whether or not directed at or accessible by the public) are disclosed in the Disclosure Letter.

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                                       60

23.13 So far as each of the Management Warrantors is aware, there are no actual or suspected material defects or errors in the Proprietary Software.

23.14 None of the Proprietary Software contains any:

      (A) "time bomb", "logic bomb" or other program designed by any Group member to disable the Proprietary Software (or any part thereof) or otherwise cause the Proprietary software (or any part thereof) to operate in any manner other than as described in the relevant user documentation; or

      (B) functionality which would permit any Group member or any other person to access the Proprietary Software to use it in any manner or for any purpose not authorised by or known to the user of the Proprietary Software, to alter the Proprietary Software or any connected Information Technology or to cause any damage, loss or corruption of data or any damage to any, storage media, software or other connected Information Technology.

23.15 So far as each of the Management Warrantors is aware, none of the Proprietary Software contains any virus, worm, Trojan horse or other malicious code designed to make the Proprietary Software or any connected Information Technology operate in any manner not intended by its user. Each Group member has used best industry practice methods and procedures to prevent the Proprietary Software from being infected with or containing any such code.

23.16 None of the Information Technology used by any Group member has resulted in or will result in any Open Source Software being created, distributed, compiled or linked.

24.   PROPERTY

24.1  Relevant Properties

      The Relevant Properties are the only Properties owned, used or occupied by the Group or in respect of which the Group has any estate, interest, right or liability. Each of the Relevant Properties is used and occupied for the purpose of the business of a member of the Group.

24.2  TITLE

      In relation to each Relevant Property:

      (A) the Property Owner is solely legally and beneficially entitled to such Relevant Property and has good marketable title to it;

      (B) the Property Owner has under its control all of the title deeds and documents necessary to prove its title to such Relevant Property and the documents of title consist of original documents or properly examined abstracts;

      (C) none of the Relevant Properties are subject to any sub-lease, tenancy or right of occupation;

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                                       61

24.3  Encumbrances

      (A) There are no mortgages or charges, legal or equitable, fixed or floating, affecting any of the Relevant Properties and no person has or claims to have any lien on any of the Relevant Properties or the documents of title.

      (B) There are no agreements for sale, estate contracts, options, rights of pre-emption or similar matters affecting any Relevant Property.

      (C) Any covenants, restrictions and other encumbrances affecting any Relevant Property have been and are being complied with.

24.4  Planning matters

      Each Relevant Property is presently used for the purpose which is the permitted use under applicable planning legislation and there are no enforcement notices, stop notices or breach of condition notices in respect of the Relevant Property.

24.5  Statutory obligations

      The Property Owner has not received any notice alleging breach of any statutes, orders or regulations relating to the Relevant Property.

24.6  Compulsory purchase

      None of the Relevant Properties is the subject of a compulsory purchase order, notice to treat or a notice of entry and no proposals have been published for its compulsory acquisition.

24.7  Outgoings

      None of the Relevant Properties is subject to the payment of any outgoings other than the uniform business rate or water rates (and, in the case of leaseholds, the rents, insurance and service charge reserved by the Lease) all of which have been paid to date.

24.8  Disputes, notices and claims

      There are no outstanding disputes, actions, claims, demands notices or complaints in respect of any Relevant Property nor do any of the Group or the relevant Property Owner expect any.

24.9  Leasehold property

      In relation to each Relevant Property which is leasehold:

      (A) the Relevant Property is held under the terms of the lease (the "LEASE") briefly referred to in Schedule 10 (Property) and no collateral assurances, undertakings or concessions have been made by any party to the Lease;

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                                       62

      (B) the Lease is a head lease and contains no unusual or onerous provisions, no rights for the lessor to determine the Lease (other than rights of re-entry for non-payment of rent or breach of covenant by the lessee) and no rights to renew;

      (C) there are no rent reviews outstanding or exercisable by the lessor from a date prior to the Completion Date;

      (D) the documents of title to the Relevant Property include any consents required for the grant of the Lease of the current annual rent having been agreed or determined (where it is not the same as that originally reserved by the Lease) and of all reversioners' consents required under the Lease having been obtained;

      (E) the rent and all other outgoings payable under the Lease have been paid to date.

24.10 Liabilities

      The Group has not at any time assigned or otherwise disposed of any Property in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability arising under the terms of the lease under which that Property was held.

25.   THE ENVIRONMENT

      In this paragraphs 25:

      "DANGEROUS SUBSTANCE"         means any natural or artificial substance
                                    (whether in the form of a solid, liquid, gas or vapour, alone or in combination with any other substance) capable of causing significant harm to man or any other living organism, or capable of damaging the environment or public health or welfare;

      "ENVIRONMENTAL LAWS"          means all applicable statutes and
                                    subordinate legislation, common laws or
                                    civil code, bylaws, regulations, directives, circulars, guidance notes, codes of practice insofar as they relate to Environmental
                                    Matters;

      "ENVIRONMENTAL MATTERS"       means matters relating to the pollution or
                                    protection of the environment, or health and safety, including without limitation relating to Dangerous Substances;

      "ENVIRONMENTAL PERMITS"       means any registration, permit, licence,
                                    consent, authorisation or other approval required by Environmental Laws in relation to

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                                       63

                                    the carrying on of the business of any
                                    member of the Group or in relation to any Relevant Properties;

25.1 Each member of this Group has complied at all times and in all material respects with Environmental Law and Environmental Permits, and no member of the Group has received any written notice or other communication alleging any non-compliance with the same.

25.2 No member of the Group is or has been involved in any litigation proceedings, claim or complaint by any person in relation to Environmental Matters and, so far as each of the Management Warrantors is aware, none is threatened or is reasonably likely to arise.

25.3 All environmental and health and safety audits, assessments, reviews, investigations and reports in the possession or control of any member of the Group relating to any Relevant Property or any of the activities of the Group have been disclosed.

25.4 No member of the Group has disposed of, dumped, released, deposited, buried or emitted any Dangerous Substance at, on, from or under any Property.

26.   EMPLOYMENT

For the purposes of this paragraph 26, "Group Employee" means any person employed by any member of the Group, "Senior Employee" means any director of any member of the Group, together with any Group Employee who is entitled to salary at an amount in excess of L60,000 per annum (or the relevant local currency equivalent of this amount), and "Contractor" means any person engaged to work directly by any member of the Group or for a period of over 5 hours per week in the business of the Group other than as an employee.

26.1 A list of the names, jobs and the entirety of the terms of employment or appointment of each Senior Employee is scheduled to the Disclosure Letter.

26.2 Details of the jobs and the terms of employment of each Group Employee other than the Senior Employees are scheduled to the Disclosure Letter. These details include job description, start date, employing company, salary and benefits, business location and notice period. There are no fixed term employees. Other than as disclosed pursuant to warranties 26.1 and 26.2, no member of the Group employs any person.

26.3  (A)   True, complete and accurate copies of all the staff handbooks and written policies (together with a description of any material unwritten policies) which apply to Group Employees are annexed to the Disclosure Letter. The Disclosure Letter identifies which terms, conditions and policies apply to which Group Employees. Without prejudice to the generality of (a) above, copies of the following are scheduled to the Disclosure Letter:

            (i) the terms of all share incentive schemes, share option schemes or profit sharing, bonus, commission or other incentive schemes applicable to any Group Employee;
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                                       64

            (ii) the terms on which any Group Employee or director of any member of the Group receives any benefit otherwise than in cash; and

            (iii) the terms of any arrangement which relates to terms and conditions which apply on redundancy or severance (whether or not legally binding).

            and such copies are true, complete and accurate in all material respects.

      (B) There are 12 Contractors in total. The Disclosure Letter sets out all the terms on which each of these Contractors is engaged, and also briefly describes the location, start date, and function of each of them.

26.4 Other than salary for the month current as at Completion, no amounts or benefits will fall to be paid or provided after Completion which have in whole or in part been earned by reference to the period prior to Completion. All obligations to pay or provide salaries, wages and other benefits to any Group Employee or former employee in respect of the period prior to Completion will as at Completion have been paid or discharged in full to the extent due.

26.5 Each Group Employee (other than one who performs the majority of his work in the United States) may be dismissed without damages or compensation (other than statutory compensation) by giving at any time the period of notice specified in respect of that Group Employee in the disclosures against warranties 26.1 and 26.2 above. True and complete copies of all employment agreements and offer letters for all employees who performs the majority of their work in the United States are set out in the Disclosure Letter, and except as set forth therein or otherwise in the Disclosure Letter, there is no agreement, plan, policy, or other arrangement that would require any member of the Group to give advance notice or provide severance pay or benefits upon termination of employment of any such employees. Each Contractor's engagement is terminable by the relevant member of the Group without any right to compensation on the date, or by giving the notice specified in, the disclosures against warranty 26.3(C).

26.6 No person other than a Group Employee or Contractor works in the business of any member of the Group. No Group Employee or Contractor is engaged (whether wholly or in part) to work outside the United Kingdom, the United States, Australia, the Netherlands, Denmark and Germany. The Disclosure Letter identifies which Group Employees and Contractors work in which jurisdiction.

26.7 No Senior Employee has given notice terminating his contract of employment or is under notice of dismissal. So far as each Management Warrantor is aware, no Senior Employee is expected to resign or leave his employment as a result of the transaction contemplated by this Agreement.

26.8  Since the Accounts Date:

      (A) no change has been made in the salary, benefits, or other terms of engagement of any Group Employee, and

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                                       65

      (B) no change has been made in the terms of engagement of any Contractor,

      and so far as each Management Warrantor is aware no such change, and no negotiation or request for such a change, is due or expected within twelve months from the date of this agreement.

26.9  (A)   No trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to the Group
            Employees and there has neither been any request (whether verbal or written) for such recognition, nor, so far as each Management
            Warrantor is aware, is there any reason to expect such a request.

      (B)   No member of the Group is engaged or involved in any:

            (i)   formal dispute with any employee, or

            (ii) dispute with any trade union, staff association or any other body representing workers,

            and so far as each Management Warrantor is aware, there are no circumstances which may give rise to either of these things.

      (C) No dispute has arisen within the last three years between any member of the Group and any group of employees or category of its employees (or any trade union, appropriate representatives or other body representing all or any of those employees).

26.10 No member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel (including, without limitation, PAYE).

26.11 No litigation, arbitration, mediation, labour disputes, labour grievances, administrative or criminal proceedings by or on behalf of any employee or former employee of any member of the Group including (without limitation) charges of unfair dismissal or labour practices or discrimination complaints are current or pending or (so far as each Management Warrantor is aware), threatened or expected.

26.12 No Group Employee will, as a result of the entering into of this Agreement or Completion, be entitled to receive any payment or benefit (including, without limitation, an enhanced severance package on a subsequent termination) or be entitled to treat either such event as amounting to a breach of his terms and conditions of employment or to treat himself as redundant or dismissed or released from any obligation.

26.13 No notice or communication has been given or statement or representation made by or on behalf of any member of the Group to any Group Employee concerning the sale and purchase of the Company or the Group which concerns or is reasonably likely to affect the employment of any Group Employee after Completion. Since the Accounts Date no amount has been paid or benefit provided to any employee or former employee other

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                                       66

      than as required by the terms of that individual's service contract as disclosed in the Disclosure Letter. No member of the Group has promised to pay any amounts or provide any benefits to any employee or former employee where that promise may have given rise to an obligation to be satisfied on or after Completion other than to the extent required by the terms of that individual's service contract as disclosed in the Disclosure Letter.

26.14 Each member of the Group has complied at all times with all obligations owed to and in respect of its employees including under legislation, regulations, collective agreements and terms and conditions of employment. No liability has been incurred which remains outstanding by any member of the Group for breach of contract of employment or breach of applicable employment legislation. No member of the Group has in the last 12 months been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981).

26.15 A list of showing the total Group Employees (but not their names) who have been absent from work due to ill-health or injury for a total of 15 days or more over the 12 months prior to the date of this Agreement is set out in the Disclosure Letter. Each member of the Group has maintained records of terms and conditions of employment, payments of statutory sick pay and statutory maternity pay, PAYE and National Insurance deductions, disciplinary and health and safety matters, and records of working time, and all such records are adequate in all material respects. The Disclosure Letter details the periods of absence and any payments received or due to those Group Employees who are on long term sickness leave, maternity leave or other long term leave of absence and have a contractual or statutory right to return to work.

26.16 No member of the Group has ever had any dispute with an employee, director, former employee or former director or contractor or former contractor concerning:

      (A) any actual or attempted competition or preparation to compete by that individual (whether on his own behalf or on behalf of any other person) with the business (or any part of the business) of any member of the Group, or

      (B) any actual or attempted use or disclosure or preparation to use or disclose other than for the benefit of the Group any member of the Group's Intellectual Property, confidential information, trade secrets or business contacts (including customers, suppliers and staff).

26.17 No employee, director, contractor, former employee, former director or former contractor has ever claimed or disputed ownership of any member of the Group's Intellectual Property, confidential information (including, without limitation, business contacts) or trade secrets.

26.18 The Option Schemes have at all times complied with and been duly administered in accordance with and will until Completion continue to comply with and to be duly administered in accordance with, all applicable laws, regulations and requirements (including without limitation, the provisions of their governing documents). No options over shares in any member of the Group have been granted except under the rules of the Option Schemes. Schedule 7 (Ownership of the Securities) accurately details all

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                                       67

      outstanding options over shares in any member of the Group, showing who holds the options and whether they are vested or unvested, and the Disclosure Letter accurately details the terms to which they are subject (including without limitation the circumstances in which they become exercisable and their exercise price). All returns and notifications to the UK Inland Revenue or to tax authorities outside the UK which are required to be made in respect of the EMI options and any unapproved options have been duly made.

26.19 No claims or actions against any member of the Group under any worker's compensation policy or long-term disability policy are current or pending or (so far as each Management Warrantor is aware) threatened, or expected.

27.   THE ACCOUNTS AND TAX

27.1 No member of the Group has any liability in respect of Taxation (whether actual or contingent) that is not fully disclosed or provided for in the Accounts and, in particular, has no outstanding liability for:

      (A) Taxation in any part of the world assessable or payable by reference to profits, gains, income, gross receipts or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

      (B) purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in full in the Accounts.

27.2 The amount of the provision for deferred Taxation in the Accounts in respect of each member of the Group resident in the United Kingdom for Tax purposes was, at the Accounts Date, adequate and fully in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by that member of the Group and, in particular, was in accordance with FRS 19 (in the case of members of the Group incorporated in the United Kingdom).

27.3 If all facts and circumstances which are now known to each member of the Group or any of the Sellers had been known at the time the Accounts were drawn up, the provision for deferred Taxation that would be contained in the Accounts would be no greater than the provision which is so contained.

28.   TAX EVENTS SINCE THE ACCOUNTS DATE

      Since the Accounts Date:

      (A) no member of the Group has declared, made or paid any distribution within the meaning of ICTA 1988;

      (B)   no accounting period of any member of the Group has ended;

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                                       68

      (C) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

      (D) no event has occurred which will give rise to a tax liability on any member of the Group (other than such member resident in the U.S. for Tax purposes) calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Group becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company (other than any other member of the Group);

      (E) no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation (other than in the U.S.) which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

      (F) no member of the Group has made any payment or incurred any obligation to make a payment (in either case in excess of L20,000) which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company or a company with investment business;

      (G) no member of the Group has been a party to any transaction for which any tax clearance provided for by statute has been or could have been obtained;

      (H) no member of the Group has paid or become liable to pay or acted (directly or through an agent or other representative) in such manner as to incur a liability (or potential liability) to pay any interest or penalty in connection with any tax or otherwise paid any tax after its due date for payment or become liable to pay any tax the due date for payment of which has passed or become prospectively liable to pay any tax the due date for payment of which will arise in the 30 days after the date of this agreement.

29.   TAX RETURNS, DISPUTES, RECORDS AND CLAIMS, ETC.

29.1 Each member of the Group has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and H.M. Customs and Excise.

29.2 There are no disputes or disagreements which may in aggregate give rise to a liability to any member of the Group in excess of L20,000 outstanding nor are any contemplated at the date of this agreement with any revenue authority, including (but without limitation) the Inland Revenue and H.M. Customs and Excise, regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from any member of the Group or regarding the availability of any relief from tax or duty to any member of the Group and there are no circumstances which make it likely that any such disputes or disagreements will commence.

29.3 The Company or one or more other members of the Group has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any material asset owned at the Accounts Date by any member of the Group or acquired by any such member since that date but before Completion.

29.4 Each member of the Group has duly submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.

29.5 The amount of tax chargeable on any member of the Group during any accounting period ended on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue authority, including (but without limitation) the Inland Revenue or H.M. Customs and Excise.

29.6 No member of the Group has received any notice from any revenue authority, including (but without limitation) the Inland Revenue, which required or will or may require such member to withhold tax from any payment made since the Accounts Date or which will or may be made after the date of this agreement.

29.7 No member of the Group has been a member of an affiliated, consolidated, combined or unitary group.

29.8 No member of the Group which is a U.S. corporation is a party to, or has "participated", within the meaning of U.S. Treasury Regulations section 1.6011-4(c)(3), in a "listed transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

29.9 During the five-year period ending on the date hereof, no member of the Group was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

29.10 No election has been made under U.S. Treasury Regulations Section 1.7701-3 or any similar provision of U.S. state or local Tax law to treat any member of the Group as an association, corporation or partnership, and no member of the Group is disregarded as an entity for U.S. federal, state or local Tax purposes.

29.11 No claim has been made by any revenue authority in a jurisdiction where the members of the Group do not file Tax returns that the Company is or may be subject to Taxation in that jurisdiction.

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                                       70

30.   STAMP DUTY AND STAMP DUTY RESERVE TAX

30.1 All documents which are in the possession of any member of the Group the stamping of which is required in order to establish or enforce a right for any member of the Group have been duly stamped.

30.2 Since the Accounts Date no member of the Group has incurred any liability to stamp duty reserve tax.

31.   VALUE ADDED TAX

31.1 Each of the Company and KVS Limited is treated for the purposes of section 43 VATA 1994 as a member of a group of companies (the "VAT Group") of which the representative member is the Company (the "Representative Member") and no company which is not a member of the Group is a member of the VAT Group nor has any such company been a member of the VAT Group within the last six years.

31.2 The Representative Member has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for the purposes of VATA 1994 and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs and Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

31.3 The Representative Member has not, since the date 12 months before the Accounts Date, been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994.

31.4 No member of the Group has, within the six years ending on the Accounts Date, been registered for the purposes of VATA 1994 otherwise than as part of the VAT Group referred to in paragraph 31.1 above and no such member has, within that period, been a member of any other group for the purposes of VATA 1994.

31.5 Full details of any claim made by the Representative Member for bad debt relief under section 36 VATA 1994 have been disclosed in the Disclosure Letter.

31.6 There is no land in which any member of the Group has an interest, or over which any member of the Group has a right, or which any member of the Group has a licence to occupy, that is (in any such case) land in relation to which an election made under paragraph 2 of Schedule 10 to VATA 1994 ("election to waive exemption") has effect or will have effect so as (in either such case) to render any supply made by any member of the Group of, or in respect of, any interest in, right over or licence to occupy such land a supply that will be taxable at the standard rate of VAT or (as the case may be) a supply that would be so taxable but for any disapplication of such election in circumstances prescribed by relevant provisions of VATA 1994.

31.7 The Disclosure Letter contains full details of any assets of each member of the Group to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply an] in particular:

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                                       71

      (A) the identity (including, in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

      (B) the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

31.8 Neither the Representative Member nor any other member of the Group has, at any time within the last six years, acted as agent of any person not resident in the United Kingdom for the purposes of section 47 VATA 1994 or been appointed as a VAT representative of any person for the purposes of section 48 VATA 1994.

31.9 No member of the Group (other than the Company and KVS Limited) is registered for the purposes of VATA 1994 or is required to be so registered or has at anytime within the last six years been required to be so registered.

32.   DUTIES, ETC.

      All VAT, import duty and other Taxes or charges payable to H.M. Customs and Excise upon the importation of goods and all excise duties or taxes of a similar nature payable to H.M. Customs and Excise or any other revenue authority in respect of any assets (including trading stock) imported, owned or used by any member of the Group have been paid in full.

33.   TAX ON DISPOSAL OF ASSETS

      On a disposal of all its assets by any member of the Group for:

      (A) in the case of each asset owned by that member of the Group at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; or

      (B) in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition then either:

            (i) in respect of any asset falling within (A) above, the liability to tax (if any) which would be incurred by that member of the Group in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Accounts; or

            (ii) in respect of any asset within (B) above, no tax liability would be incurred by that member of the Group in respect of that asset.

34.   CLOSE COMPANY

      No member of the Group is or has ever been a close company as defined in ICTA 1988.

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                                       72

35.   NON-DEDUCTIBLE REVENUE OUTGOINGS

      No member of the Group is under any obligation to make any future payment
      (i) which has been taken into account in preparing the Accounts and is of a type which is currently treated as a deductible revenue outgoing or (ii) of a revenue nature which has not been taken into account in preparing the Accounts, provided that in either (i) or (ii) the payment is in excess of L20,000, which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income or as a non-trading debit under Chapter II Part IV Finance Act 1996, by reason of any statutory provision, other than section 74(1)(f) ICTA 1988 (capital).

36.   DEDUCTIONS AND WITHHOLDINGS

      Each member of the Group has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

37.   INTRA-GROUP TRANSACTIONS

      No member of the Group has, at any time within the last six years, acquired any asset from any other company (including another member of the Group) which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of section 171 of the TCGA 1992.

38.   RESIDENCE

38.1 The country which is given in Schedule 14 (Basic information about the Company) or Schedule 15 (Basic Information about the Subsidiaries) as the tax residence of the Company or any other member of the Group is the only country whose tax authorities seek to charge tax on the worldwide profits or gains of the Company for that member of the Group.

38.2 No member of the Group has ever paid tax on income, profits or gains to any tax authority in any other country except that mentioned in Schedule 14 (Basic Information about the Company) or Schedule 15 (Basic information about the Subsidiaries) other than, in respect of any member of the Group resident in the U.S. for Tax purposes, amounts in respect of withholding tax.

39.   GROUP ARRANGEMENTS

39.1 The person specified as shareholder in Schedule 15 (Basic information about the Subsidiaries) which relates to each member of the Group (apart from the Company) is the beneficial owner of all the shares in that member of the Group and no such shares are held such that any profit on the sale of those shares would be a trading receipt.

39.2 There are no circumstances by virtue of which section 410 or 413 ICTA 1988 would prevent each member of the Group being treated as a member of the same group of

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                                       73

      companies as each other such member for the purposes of Chapter IV Part X ICTA 1988 for any accounting period commencing on or before the date of this agreement.

39.3 No member of the Group resident in the United Kingdom for Tax purposes has made any surrender of or claim for (i) group relief or (ii) a refund of tax within section 102 Finance Act 1989 which involves any company which is not a member of the Group.

39.4 No member of the Group resident in the United Kingdom for Tax purposes has received any payment in respect of a surrender of group relief or of a tax refund which could, in any circumstances, be due to be repaid to any company other than another member of the Group.

40.   NON-ARM'S LENGTH TRANSACTIONS

      No member of the Group is a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.

41.   PENSIONS

41.1 Other than pursuant to the disclosed terms of the Pension Schemes and the US Employee Plans listed in the disclosures against warranty 41.8, there is no arrangement to which any member of the Group contributes or pays or is or may be required to contribute or pay or under which any member of the Group has any liability (whether such liability is actual, contingent or future) under which benefits of any kind (including without limitation, post-retirement medical benefits) are payable to or in respect of any person on retirement, death or disability or on the attainment of a specified age or on the completion of a specified period of service or at any time following retirement. Without limitation, no member of the Group has at any time participated in any pension scheme (whether or not a Pension Scheme) in respect of which it may be required to make a payment pursuant to Section 75 of the UK Pensions Act 1995, or otherwise as a result of the value of the scheme's liabilities exceeding the value of the scheme's assets.

41.2 No member of the Group has any obligation (whether actual, contingent or future) in relation to a Pension Scheme other than to pay contributions at the fixed rate shown in the Disclosure Letter in respect of those of its employees from time to time who are members of the Pension Scheme and no individual has or ever has had any entitlement or prospective right to benefits under a Pension Scheme other than to such benefits (if any) as may be purchased on the open market in exchange for the assets derived from those contributions in respect of the individual or from contributions made by the individual himself; in particular, no individual is entitled to benefits under a Pension Scheme calculated by reference to salary or earnings. No one other than Michael Hedger is or ever has been a member of the Kilo Software Directors Pension Trust, and other than on and in respect of his death no other person has or ever has had any right

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                                       74

      to benefit from that arrangement. The Kilo Software Directors Pension Trust is not contracted-out.

41.3 All the governing documents of the Pension Schemes (showing, without limitation, the terms on which employer and employee contributions must be paid) are scheduled to the Disclosure Letter as are all communications with members of the Pension Schemes which are not reflected in those governing documents, all agreements with insurance companies relating to the Pension Schemes, and any other material which would be required for a pension lawyer to make an informed assessment of each member of the Group's liabilities or potential liabilities in connection with each Pension Scheme. All employee communication material issued by or on behalf of any member of the Group (including without limitation, material relating to investment options under any group personal pension arrangement contributed to by any member of the Group) in relation to any Pension Scheme has at all times been true, complete and not misleading in all material respects and there have been no complaints concerning the administration of member requests to switch investment options under any Pension Scheme.

41.4 All contributions due from any member of the Group to the Pension Schemes have been made on or by the date due for payment and no member of the Group. The Kilo Software plc Death in Service Scheme governed by a trust deed dated 6 February 2002 (as amended) and the Group Income Protection Plan with Friends Provident (Policy No. G16718) are both exempt approved schemes. All benefits payable to or in respect of any employee of any member of the Group under the Kilo Software plc Death in Service Scheme governed by a trust deed dated 6 February 2002 (as amended) and the Group Income Protection Plan with Friends Provident (Policy No. G16718) are fully insured with and administered by an insurance company and no member of the Group has any administrative or compliance obligations or potential liabilities whatsoever in relation to any of the Pension Schemes (other than to pay fixed rate premiums and contributions at the rate set out in the Disclosure Letter). No member of the Group has done or omitted to do anything whereby any policy of insurance which insures any employee benefits may be avoided.

41.5 To the extent that any failure to do so might reasonably be expected to give rise to a liability on any member of the Group, the Pension Schemes have at all times complied with and been duly administered in accordance with and will until Completion continue to comply with and to be duly administered in accordance with, all applicable laws, regulations and requirements (including without limitation, the provisions of their governing documents). Each employee of each member of the Group (whether engaged on a full-time contract, a part-time contract, a fixed term contract or a permanent contract) is and has always been eligible to participate in the Pension Schemes on the same terms and basis as each other such employee.

41.6 No agreements undertakings or assurances have been given to any past, present or prospective officer or employee of any member of the Group as to the continuance, introduction, increase or improvement of any retirement, death or disability benefits.

41.7 There are not in respect of any of the Pension Schemes or the benefits thereunder any actions, suits or claims except for claims for benefits in the ordinary course pending or

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                                       75

      threatened in any forum, and so far as the Principal Sellers are aware there are no grounds on which to expect any such actions, suits or claims.

41.8 The Sellers have provided or made available to the Purchaser in the Disclosure Letter correct and complete copies of:

      (i) all documents embodying each US Employee Plan, other than legally-mandated plans, programs and arrangements and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contract, group insurance contracts, summary plan description, policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan;

      (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each US Employee Plan;

      (iii) all Internal Revenue Service "IRS" determination, opinion, notification and advisory letters, and all applications and correspondence to or form the IRS or the Department of Labor with respect to any such application or letter,

      (iv) all written communications material to any Group Employees relating to any US Employee Plan and any proposed US Employee Plans, in each case, relating to any amendments, termination, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company or its Subsidiaries;

      (v) all correspondence to or from any governmental entity relating to any US Employee Plan; and

      (vi) the most recent plan year's discrimination tests for each US Employee Plan.

41.9  (i)   the Company and its Subsidiaries have performed all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each US Employee Plan, and each US Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statues, orders, rules and regulations, including but not limited to ERISA and the Code;

      (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any US Employee Plan;

      (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated against any US Employee Plan, except for claims for benefits in the ordinary course;

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                                       76

      (iv) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS, DOL or any other governmental entity with respect to any US Employee Plan; and

      (v) neither Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any US Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

41.10 Neither Company nor any Subsidiary or other affiliate has ever maintained, sponsored, or contributed to or been obligated to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, any plan subject to Title IV of ERISA or Section 412 of the Code, or any "funded welfare plan" within the meaning of Section 419 of the Code. Any US Employee Plan intended to be qualified under Section 401 (a) of the Code and each trust intended to qualify under Section 501 (a) of the Code:

      (i) has obtained a favourable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS and the Company is not aware of any event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status, and

      (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except to the extent that there is still a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to incorporate such provisions.

41.11 No US Employee Plan provides health benefits that are not fully insured through an insurance contract nor provides, or reflects or represents any liability to provide post-termination life, health or other welfare benefits to any person for any reason, except as may be required by
      Section 4980B of the Code or other applicable statute.